Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

                                                    Exhibit 10.66

                  SALES AND MARKETING AGREEMENT

     This Sales And Marketing Services Agreement (the "Agreement") is made effective as of the 5th day of May, 1999 (the "Effective Date") by and between CV Therapeutics, Inc., a Delaware corporation having its principal place of business at 3172 Porter Drive, Palo Alto, California 94304 ("CVT") and Innovex Inc., a Delaware corporation with its principal place of business at 10 Waterview Boulevard, Parsippany, NJ 07054 ("Innovex"), each on behalf of itself and its Affiliates. CVT and Innovex are sometimes referred to herein individually as a "Party" and collectively as the "Parties." Quintiles Transnational Corp., a North Carolina corporation with its principal place of business at 4709 Creekstone Drive, Suite 300, Riverbirch Building, Durham, North Carolina 27703 ("Quintiles"), the parent corporation of Innovex, is a party for purposes of
Article 8.

     In consideration of the following covenants, promises and obligations, CVT, Innovex and Quintiles agree as follows.

                            ARTICLE 1

             SERVICES OVERVIEW; INNOVEX EXCLUSIVITY

     1.1 Definitions. Capitalized terms used but not defined in the text of this Agreement shall have the meanings ascribed to them on Exhibit A hereto.

     1.2 Overview; CVT Engagement of Innovex. Pursuant to this Agreement, the Parties will collaborate to develop and sustain a market for and promote the CVT pharmaceutical product known as ranolazine (as defined in Exhibit A, the "Product") in the
Territory. Quintiles shall provide financial assistance to CVT in connection with the Product Launch of the Product pursuant to the Stock Purchase Agreement and Loan Agreement referred to and defined in Article 8, and CVT shall engage Innovex to provide marketing and sales services for the Product, including the recruiting and deployment of a dedicated sales force, all as provided herein. In recognition of the various undertakings provided by Quintiles and Innovex herein, CVT shall pay Innovex the Sales and Marketing Fee and other compensation set forth in Sections 9.1, 9.3, 9.5, 9.7 and 10.3. While the Parties have allocated their respective responsibilities under this Agreement, the Parties intend this program to be broadly collaborative, and seek to achieve consensus-based decision making to the extent practical, with the common objective of maximizing the short-term and long-term commercial success of the Product in the Territory, subject to the terms and conditions of this Agreement.

     1.3 Innovex Exclusive Rights. During the Term, except as provided in Section 14.5, Innovex shall have the exclusive right to provide Sales Force services for the Product in the

Territory. Other marketing, advertising and promotional activities related to the Product in the Territory shall be conducted jointly by the Parties in accordance with this Agreement. Innovex shall not have any rights with respect to the Product outside of the Territory.

     1.4 Retained Rights by CVT. Except as otherwise expressly provided in Section 1.3, CVT shall retain all right, title and interest in and to the Product including, but not limited to, owning all clinical trial data and designs, protocols, regulatory filings for the Product and data in support thereof, the NDA for the Product, the Drug Master File for the Product, and all manufacturing, distribution, patent, copyright, trade secret and trademark rights relating to the Product. No license is granted to Innovex hereunder, either directly or by implication. Innovex acknowledges that any study sponsored by or under the direction of CVT is a proprietary program of CVT, containing trademarks, trade secrets and other intellectual property of CVT, whether or not such rights are utilized in the marketing, promotion or sale of the Product.

     1.5 Additional Indications. In the event CVT intends during the Term of this Agreement to submit an NDA for ranolazine [ * ], CVT shall provide Innovex with written notice at least [ * ] days prior to the then current estimated filing date of the NDA therefor, and the Parties shall negotiate in good faith the minimum sales and marketing effort which will be required therefor. If the Parties reach an agreement thereon within [ * ] days after commencement of such [ * ] day period prior to the then current estimated NDA filing date, ranolazine [ * ] shall be added to the definition of Product under this Agreement, and the corresponding provisions for minimum Innovex sales and marketing efforts under this Agreement shall be revised. If the Parties do not reach agreement within such time period, the definition of Product shall not be expanded.

                            ARTICLE 2

                           COMMITTEES

     2.1  Joint Steering Committee ("JSC").

          2.1.1 Formation; Purposes and Principles. The JSC shall have overall responsibility for the success of the matters related to the Product in the Territory as established by this Agreement, including without limitation: (i) to determine the overall strategy for marketing, promotion and sales of the Product in the Territory; (ii) to advise, provide input and determine strategy for Phase IIIB/IV Studies; (iii) to plan and coordinate the Parties' activities hereunder related to sales and marketing of the Product in the Territory; (iv) to approve plans and budgets for the services under this Agreement, including the Marketing
Plan, consistent with the maximization of long-term profits derived from the sale of the Product in the Territory and any other activities related to sales and marketing of the Product in the Territory the JSC shall deem appropriate to achieve the Parties' objectives under this Agreement; and (v) to resolve disputes of the Parties arising under Section 2.1.1, except as provided by Article 16. Notwithstanding the foregoing, the JSC shall have no authority: (a) to determine the annual value of marketing and promotional expenses to be incurred by Innovex; (b) to determine the total size of the Sales Force to be placed in the field by Innovex; or (c) to determine, interpret or alter the terms and conditions or rights and obligations of the Parties with respect to this Agreement, the Loan Agreement or the Stock
Purchase Agreement.

          2.1.2     Membership.  The JSC will be comprised of three (3)
representatives   appointed   by   Innovex    and    three    (3)
representatives  appointed  by  CVT,  with  at  least   one   (1)
representative from each Party being a corporate officer of  such
Party.   The  JSC  shall be chaired by a representative  of  CVT.
Either Party may appoint, substitute or replace members of the JSC to serve as their representatives upon notice to the other Party. The Parties shall appoint the initial members of the JSC within thirty (30) days after the Effective Date.

          2.1.3 Meetings. The JSC shall meet in person on a calendar quarter basis or more frequently as may be agreed upon, to review the  progress  of  the Parties in performing  the  functions  and obligations  under  this Agreement.  Each Party  shall  bear  all
travel   and  related  costs  for  its  representatives,  without
reimbursement under this Agreement. Location of meetings shall alternate between CVT headquarters in Palo Alto and Innovex headquarters in New Jersey. In order for a meeting of the JSC to be convened, such meeting must include at least one (1) committee member of each Party who is a corporate officer of such Party.

          2.1.4     Decision Making in the JSC. The JSC shall seek to
operate   by  consensus.   The  representatives  of   CVT   shall
collectively  be entitled to one (1) vote and the representatives of Innovex shall collectively be entitled to one (1) vote on any matter before the JSC. Notwithstanding the foregoing, the two (2) senior representatives on the JSC, one (1) from each Party, shall
have  the authority to make decisions on behalf of the JSC.   CVT
shall have the right to decide any matter properly before the JSC that the JSC cannot decide by unanimous vote of the CVT and Innovex representatives. With respect to the total annual value of marketing and promotional expenses to be incurred by Innovex or the total size of the Sales Force to be placed in the field by Innovex, Innovex shall have the final responsibility for making such decision, provided that the requirements of Section 4.5 must be satisfied.

          2.1.5 Disputes. Disagreements within the JSC shall be resolved as set forth in Section 2.1.4. In the event of a dispute regarding compliance with this Agreement, the JSC shall not have authority to resolve such dispute, which shall be handled in the manner set forth in Article 16. In the event the JCC refers a dispute to the JSC for resolution, the JSC shall convene a meeting either in person or by teleconference to resolve such dispute within five (5) days from the date upon which the JCC notifies the matter to the JSC.

     2.2  Joint Commercialization Committee ("JCC").

          2.2.1 Formation; Purposes and Principles. The JCC will be responsible for development and implementation of the Marketing
Plan  as  well  as any other matters required for the  sales  and promotion  of the Product in the Territory, except to the  extent that  certain matters are solely the responsibility of  a  single
Party  under  this Agreement.  The JCC will additionally  oversee any  other  activities the JCC shall deem appropriate to  achieve its objectives consistent with this Agreement.  In overseeing the
operational   aspects  of  commercialization,  the   JCC   shall,
consistent  with Section 2.1.1, without limitation:  (i)  oversee
Phase IIIB marketing trials which commence after the NDA Filing for the Product, and Phase IV marketing trials for the Product,
(ii) plan the marketing and sales of the Product in the Territory consistent with Marketing Plans; (iii) monitor, review and comment on costs incurred by the Parties in connection with such activities; (iv) review and comment on other commercialization and Launch plans for the Product in the Territory; (v) receive and supply the Parties' sales, pricing, and financial reports pertaining to Pre- and Post-Approval Marketing Activities; (vi) review the Marketing Plan; and (vii) facilitate the flow of information among the Parties, including coordinating sales activity with manufacturing schedules and distribution.

          2.2.2 Membership. The size of the JCC may vary from time to time in the reasonable discretion of the chair of the JCC, provided  that  there  are  at least  three  (3)  representatives appointed by CVT and at least three (3) representatives appointed
by  Innovex.   The  JCC shall be chaired by a  representative  of
Innovex. Either Party may appoint, substitute or replace members of the JCC to serve as their representatives upon notice to the other Party. The Parties shall appoint the initial members of the JCC within thirty (30) days after the Effective Date.

          2.2.3 Meetings. The JCC shall meet in person or by teleconference on a monthly basis or more frequently as may be agreed upon, to review the progress of the Parties in performing the functions and obligations under this Agreement. Subject to
Section 2.4, each Party shall bear all travel and related costs for its representatives. Location of meetings shall alternate between CVT headquarters in Palo Alto and Innovex headquarters in New Jersey.

          2.2.4 Decision Making; Quorum. The JCC shall seek to operate by consensus. The representatives of CVT shall collectively be entitled  to  one vote and the representatives of  Innovex  shall collectively  be  entitled to one vote on any matter  before  the
JCC.   Disputes shall be referred to the JSC for resolution.   In
order for a meeting of the JCC to be convened, such meeting must include at least two (2) representatives of each Party.

     2.3 Agendas and Minutes for the JSC and JCC. Unless otherwise decided by the JSC, each Party will disclose to the other proposed agenda items along with appropriate background or supporting information at least ten (10) working days in advance of a JSC meeting and five (5) working days in advance of a JCC meeting. At each meeting of the JSC or JCC, as the case may be, such committee shall select a secretary who will prepare, within five (5) working days after each meeting (whether held in person or by telecommunication), the minutes reporting in reasonable detail the actions taken by such committee, the attendees, the status of goals and achievements as well as issues requiring resolution and resolutions of previously reported issues, which minutes shall be signed by one of the members of the JSC or JCC, as the case may be, from each of the Parties.

     2.4 Innovex Attendance at JCC as a Billable Expense. Prior to Product Launch, Innovex representatives on the JCC may invoice for their time spent on JCC activities up to the limit approved in the then current annual Marketing Plan budget to the extent such activities are otherwise unrecoverable under this Agreement as Pre-Approval Marketing Activities. Innovex representatives on the JSC shall not invoice for their time spent on JSC matters.

     2.5 No Authority to Modify Agreement. The JSC and JCC shall have no authority to amend or waive compliance with the terms and conditions of this Agreement, or to approve actions of the
Parties  which  are inconsistent with this Agreement.   Any  such
amendments and waivers or actions shall be implemented by means of Section 17.6.

                            ARTICLE 3

      MARKETING PLAN; DETERMINATION OF FULLY BURDENED COST

     3.1 Marketing Plan. The principal mechanism by which the Parties coordinate their sales and marketing activities will be a Marketing Plan, to be prepared and periodically updated as set forth below. Within six (6) months after the Effective Date, Innovex shall submit a draft Marketing Plan to the JCC. The initial Marketing Plan will cover the remainder of calendar year 1999 through the period of Product Launch, and after review by the JCC will be submitted to the JSC for review and approval. Periodically thereafter, but no less frequently than annually, Innovex shall be responsible for preparing or updating drafts annually for JCC and JSC approval. Each Marketing Plan shall include a multi-year projection of Product plans and budgets. Innovex shall assign responsibilities for updating the Marketing Plan and preparing annual plans, budgets and revenue forecasts, according to a schedule and using a process that will enable the JSC and the JCC, as the case may be, to submit comments and supplement such Marketing Plan and budgets in a timely fashion. The draft Marketing Plan shall be ready for presentation to JCC not later than each [ * ], and shall be approved by the JSC by each [ * ], of the year preceding that year to which such Marketing Plan applies.

     3.2 Plan Contents. Each Marketing Plan shall include a review of the marketplace, marketing objectives/strategies, clinical support  plans, marketing study plans for Phase IIIB/IV  Studies,
Sales   Force   effort,  pricing,  inventory   requirements   and
distribution plans for the Product, together with a  revenue  and
expense  forecast  for  Product sales  in  the  Territory.   Such
Marketing Plan shall be in a form generally consistent with the outline attached hereto as Exhibit B, and shall include among other items the overall level of anticipated resource commitments
on  the  part  of each Party in the relevant time  period.   Each
Marketing  Plan  shall set forth the overall level  of  Territory
Representative  efforts.   Each  Marketing  Plan  shall   be   in
accordance with this Agreement and all applicable laws, rules and regulations, including but not limited to those promulgated by the FDA, the Department of Health and Human Services Office of Inspector General (OIG), and state agencies and/or departments.

     3.3 Determination of Fully Burdened Cost. Certain Innovex Post-Approval Marketing Activities under this Agreement shall be paid for  by CVT on the basis of Innovex's Fully Burdened Cost of such
activities.   Fully  Burdened  Cost  means  Innovex's  usual  and
customary fee charged to Third Parties under a fee for service arrangement for the type of services rendered by it pursuant to this Agreement (such fee to be based on services of comparable volume and comparable quality), inclusive of Innovex's customary profit margin for such volume and quality of service. At least twelve (12) months prior to the anticipated NDA Filing for the Product, the Parties shall execute an agreement setting forth the then current Fully Burdened Cost of the foreseeable Innovex activities under this Agreement. The Parties shall update such agreement as needed to reflect changes in the services being provided by Innovex and/or changes in the usual and customary fees charged by Innovex. The Parties shall agree in advance on any new or revised type or volume of services, or changes to the pricing of such services.

          3.3.1 Baseline for Fully Burdened Cost of Sales Force. Innovex has provided to CVT an estimate, prepared in March 1999, that the Fully Burdened Cost of an Innovex Sales

Force consisting of [ * ] Territory Representatives, [ * ] Field Managers, one (1) National Sales Manager and one (1) Project Administrator, would be [ * ] for each Territory Representative day worked and [ * ] for each Field Manager day worked. The Parties shall update such daily rates as needed to reflect changes in the services being provided by Innovex and/or changes in the customary Innovex pricing schedule which provides the basis for the determination of Fully Burdened Cost. The Parties shall agree in advance on any new or revised type or level of services, or changes to the pricing of such services.

                            ARTICLE 4

                    INNOVEX RESPONSIBILITIES

     4.1 Covenant to Operate under the Agreement; General Diligence Requirement. Innovex shall market and promote the Product in the Territory only in accordance with the Marketing Plan, Promotional Materials, this Agreement and all applicable laws, rules and regulations, including but not limited to those promulgated by the FDA, the Department of Health and Human Services Office of Inspector General (OIG), and state agencies and/or departments. Except as expressly set forth in this Agreement, the criteria for
Innovex    performance  shall  be  consistent  with  the  Innovex
standards for sales and marketing projects of similar size and scope.

     4.2  Pre-Approval Responsibilities.

          4.2.1 Hiring Sales Force. Innovex shall hire, train and maintain a Sales Force for promotion of the Product in the Territory on the terms and conditions of this Agreement, which shall be completed at least [ * ] in advance of the date of the expected Launch (as communicated by CVT to Innovex in writing at least [ * ] in advance of the expected Launch). The costs of establishing such Sales Force shall be borne by Innovex, in consideration of the Sales and Marketing Fee, except as provided in Section 9.3. The hiring standards for the members of the Sales Force shall be established by the JCC.

          4.2.2 Pre-Approval Marketing Activities. In addition, Innovex shall also provide the Pre-Approval Marketing Activities CVT may request pursuant to Section 5.2.2 which Innovex is reasonably able to provide. To the extent that CVT engages Innovex services as part of Pre-Approval Marketing Activities,
CVT   shall  engage  such  services  under  customary  terms  and conditions applicable to agreements between Innovex and its Third Party customers for such services. The prices paid by CVT for such services shall be agreed from time to time by the Parties, in writing in advance, and shall equal, as nearly as practical, the prices charged by Innovex to Third Party customers buying comparable services in comparable quantity, provided that the Innovex services to CVT are of the same quality or better quality and equivalent turnaround times as comparable Innovex services to Third Party customers. Pre-Approval Marketing Activities shall be conducted in accordance with all applicable laws, rules and regulations, including but not limited to those promulgated by the FDA, the Department of Health and Human Services Office of Inspector General (OIG), and state agencies and/or departments.

     4.3 Post-Approval Responsibilities. Following Product Launch, Innovex shall provide the Post-Approval Marketing Activities with the minimum requirements of Section 4.5.1, with a minimum expenditure as provided in Section 4.5.2, and shall comply with the other terms and conditions provided in this Agreement, all in
consideration   of  the  Sales  and  Marketing  Fee   and   other
compensation provided for in Article 9.

     4.4 Fully Dedicated Sales Force. During the Term, the only activity of the Sales Force shall be the marketing and promotion of the Product in the Territory. The Sales Force shall be composed of full-time employees of Innovex and shall not be used for any other purpose, product or service. The Sales Force shall carry business cards in a form specified by CVT to identify them as CVT territory representatives.

     4.5  Minimum Requirements.

          4.5.1 Innovex Sales Force Commitment. The Innovex Sales Force shall be of at least the following size during each of the following periods of time:

               (a) The Sales Force at Launch and until the commencement of Sales Year 2 shall be comprised of at least the following Innovex
Personnel: (i) [ * ] Territory Representatives; (ii) [ * ]  Field
Managers;  (iii) [ * ] National Sales Manager; and  (iv)  [  *  ]
Project Administrator.

               (b) At the commencement of Sales Year 2, and for the remainder of such Sales Year, the Sales Force shall be comprised of at least the following Innovex Personnel: (i) [ * ] Territory
Representatives; (ii) [ * ] Field Managers; (iii) [ * ] National
Sales Manager; and (iv) [ * ] Project Administrator.

               (c) In each of Sales Years 3 through 5, the Sales Force shall be comprised of at least the lesser of (i) the size specified in paragraph (b) above or (ii) a sales force the Fully Burdened Cost of which Sales Force, plus the expenditures for Post-Approval
Marketing Activities (as set forth in Section 4.5.2) incurred by Innovex in such Sales Year is equal to at least [ * ] of the Net
Sales of the previous Sales Year.  By way of example, if Net
Sales in Sales Year 2 are equal to [ * ], then the combination of the Fully Burdened Cost of the Sales Force in Sales Year 3 plus
Innovex's expenses incurred for Post-Approval Marketing
Activities in Sales Year 3 must equal at least [ * ].

          4.5.2 Innovex Post-Approval Marketing Expenditure Commitment. Innovex shall bear all expenses of Post-Approval Marketing
Activities, except for the cost of Samples provided by CVT  under
Section  5.3  and supplemental activities, if any,  as  otherwise provided in the final sentence of this Section 4.5.2.  The amount
of   such  Post-Approval  Marketing  Activities  expenditures  by
Innovex  shall  be at least [ * ] in each Sales  Quarter  and  at least  [ * ] in each Sales Year.  Such expenditures shall not  be reimbursed  by  CVT,  but are included within  the  Post-Approval
Marketing  Activities.   The categories of expenditures  included
within   Post-Approval  Marketing  Activities,  include   without
limitation, those set forth and identified on Exhibit C.  If  CVT
desires   to   provide   supplemental   Post-Approval   Marketing
Activities not contained in the Marketing Plan, then CVT shall have the right, but not the obligation, to fund such supplemental activities at its own cost and expense, provided that such supplemental activities are carried out in consultation with  the JCC.

     4.6  Training Requirements.  Innovex shall train all Innovex
Personnel in accordance with Article 6 hereof.

     4.7 Innovex Responsibilities. Without limitation a partial list of responsibilities of Innovex are set forth on Schedule I to this Agreement.

     4.8 Records and Reports Regarding Promotional Activities. Innovex shall promptly provide to CVT such information regarding ongoing sales forecasts and marketing activities as relate to the plans and budgets hereunder as CVT may reasonably request. Additionally, Innovex will keep reasonably complete and accurate records of all presentations made by the Sales Force in accordance with Innovex's customary call reporting procedures (including names of physicians, dates of presentation and general response to such presentations) as well as other activities carried out pursuant to the Marketing Plan. Innovex will make all such records available to CVT during regular business hours and upon reasonable notice, and will, within fifteen (15) days of the end of each month, provide CVT a monthly report on sales activity and forecasts and a monthly report regarding all other marketing activities undertaken by Innovex hereunder. Innovex will maintain such records for three (3) years following the period to which they relate. The record-keeping and access requirements of this Section 4.8 shall survive the termination of this Agreement for a two (2) year period.

     4.9 Performance Audits. CVT shall have the right to audit Innovex's performance of obligations as set forth in this Article 4, including other provisions regarding Pre-Approval Marketing Activities and Post-Approval Marketing Activities and as described in the Schedules attached hereto (generally describing the activities of the Parties) for the purpose of evaluating and monitoring conformance to the terms and conditions of this Agreement. Such audits shall occur during regular business hours and upon reasonable notice, shall not interfere with Innovex activities, and shall be conducted at CVT's expense. In the event an outside auditor is hired to conduct an audit pursuant to this Section 4.9, such auditor shall be one reasonably acceptable to Innovex and expressly subject to the same confidentiality provisions as apply to the Parties hereunder.

     4.10 Other Responsibilities. Innovex shall assist CVT in performing CVT's obligations as set forth in Section 5.4.3.

                            ARTICLE 5

             CVT'S RESPONSIBILITIES AND OBLIGATIONS

     5.1 Regulatory Affairs. CVT shall have the responsibilities for regulatory affairs set forth in Article 7, and shall keep the JSC informed generally on the status and conduct of all clinical development activities related to the Product in the Territory.
CVT shall inform Innovex of its estimated date of Product Launch, and in particular shall provide such date for purposes of Innovex's establishment of the Sales Force under Section 4.2.1.

     5.2  Pre-Approval Marketing Activities.  Although the Parties
will   jointly  develop  and  implement  Pre-Approval   Marketing
Activities, CVT shall be responsible for funding such activities. CVT's funding obligation for Pre-Approval Marketing Activities shall be as follows:

          5.2.1 Aggregate Expenditure. CVT's aggregate expenditure on Pre-Approval Marketing Activities shall be at least ten million dollars ($10,000,000)between the Effective Date and the Launch. This requirement shall not apply if Quintiles for any reason does not provide the Pre-Approval Advances in accordance with the Loan Agreement at such time (or times) that CVT requests such Advances. In the event of termination of this Agreement prior to the Launch, the failure of CVT to spend such amount shall not be considered a breach of this Agreement.

          5.2.2 Purchase of Innovex Services. CVT shall purchase, and Innovex shall supply to CVT, between the Effective Date and the
Launch, Pre-Approval Marketing Activities (Section 4.2.2)  having an  invoice value of at least [ * ] provided, however, that:  (a)
such requirement shall not apply if Quintiles for any reason does not provide the Pre-Approval Advances in accordance with the Loan
Agreement  at  such  time  (or  times)  that  CVT  requests  such
Advances;   (b)  Innovex  supplies  such  Pre-Approval  Marketing
Activities  in a timely manner, in accordance with  standards  in the  industry  and at competitive prices; and (c)  such  services shall  be  provided  by and/or through Innovex,  including  Third
Party  services  managed  by Innovex.   The  remainder  of  CVT's
aggregate expenditure pursuant to Section 5.2.1 shall be spent by CVT on services provided by vendors mutually acceptable to CVT and Innovex. In the event of termination of this Agreement prior to the Launch, the failure of CVT to spend such amount shall not be considered a breach of this Agreement.

     5.3 Obligation to Provide Samples. In the first Sales Year, CVT will provide to Innovex for distribution Samples with a cost of
goods,   calculated   in  accordance  with   generally   accepted
accounting principles ("GAAP"), of at least [ * ]. In each of the subsequent Sales Years, CVT will provide a quantity of Samples to Innovex such that the cost of goods of such Samples, divided by the aggregate Fully Burdened Cost to be incurred by Innovex in such Sales Year under the Marketing Plan then in effect, is at least equal to [ * ] divided by the sum of the Fully Burdened Cost of the Sales Force provided in Section 4.5.1(a) plus [ * ]. Such quantity of Samples shall be provided by CVT at its own expense, without reimbursement by Innovex. CVT estimates that the cost of each tablet manufactured at production quantity levels, without packaging, will be [ * ] per tablet. Actual costs may differ from the aforestated estimate; and the actual costs shall apply to CVT's fulfillment of its commitment under this Section 5.3. Distribution of such Samples shall be carried out by Innovex and shall be included within Innovex Post-Approval Marketing Activity expenditures. In the event that the JCC determines a need for additional Samples over and above that which CVT is obligated to provide at its own expense under this
Section 5.3, CVT will produce a commercially reasonable quantity of additional Samples. Innovex shall reimburse CVT for its cost of goods for producing any such additional Samples, which cost shall be treated as a Post-Approval Marketing Expense. The JCC may agree to reduce CVT's commitment under this Section 5.3 and replace it with a commitment of equal dollar value for CVT to provide other marketing activities. Innovex must account for Samples as required by the Prescription Drug Marketing Act and regulations.

     5.4  Sales and Distribution.

          5.4.1 Pricing. CVT, in consultation with Innovex, shall set all prices and commercial terms for the sale of the Product in the Territory.

          5.4.2 Booking Sales; Distribution. CVT shall be responsible for booking sales, fulfilling orders, and shall warehouse and distribute the Product and perform all related services.

          5.4.3     Product Returns.  CVT shall be responsible for handling
Product   returns.   The  Innovex  Sales  Force   shall   provide
assistance  as  reasonably  requested  by  CVT,  to  the   extent
consistent  with  the  normal activities of pharmaceutical  sales
personnel.   Product returns shall promptly  be  shipped  to  the
facility responsible for shipment of such Product lot or such other location as may be designated by CVT in writing.

     5.5 CVT Responsibilities. Without limitation, a partial list of CVT responsibilities are set forth on Schedule II attached to this Agreement.

                            ARTICLE 6

         TRAINING; ADVERTISING AND PROMOTIONAL MATERIALS

     6.1  Training Programs.

          6.1.1     Content.  The JCC will develop initial and all ongoing
training  programs  for the Sales Force during  the  Term.   Each
member  of  the  Sales  Force shall be required  to  successfully complete  such  training program before providing services  under this  Agreement.  The Parties shall mutually agree to  a  minimum training standard and pass rate.  Innovex shall maintain  records of  such training for each individual.  Innovex agrees to utilize
such  training  programs on an ongoing basis.   Initial  training
shall  be carried out at a time which is set by the JSC and which is  prior to but reasonably near the date on which Product Launch is  expected.  As additional Territory Representatives are  added under  this  Agreement, training will be given to groups  of  the
newly  selected  Territory  Representatives.   Training  programs
shall include training regarding requirements of the Food, Drug and Cosmetic Act, Medicare/Medicaid Anti-Fraud and Abuse Act, and other applicable laws, rules, regulations and policies.

          6.1.2     Cost.  The cost of developing and delivering the
training  to  the  Sales Force shall be borne by  Innovex.   Each
Party shall absorb the costs of transporting, housing and maintaining their respective personnel who participate in such
training.   The cost of training materials prepared and  supplied
by Innovex will be borne by Innovex. CVT shall own all rights and title in any training material developed under this Agreement which relates to the Product or CVT. Innovex shall own all right and title in any other training material.

     6.2  Advertising and Promotional Materials.

          6.2.1     Creation and Use.  Innovex, with assistance and advice
from   CVT,  shall  develop  all  Promotional  Materials.    Such
materials shall be consistent with the relevant Marketing Plan and budgets approved by the JSC. CVT shall have the final sign-off on all Promotional Materials and Product-related training materials. Innovex shall disseminate only

Promotional Materials having obtained prior written approval by CVT. Innovex shall reasonably assist CVT in revising such Promotional Material in a timely manner.

          6.2.2     Ownership; FDA Approval.  CVT shall own all rights and
title   in   the   Promotional  Material.   Notwithstanding   the
foregoing, and in accordance with the applicable laws, rules  and regulations,  CVT and Innovex will not review continuing  medical education  materials relating to the Product.  Neither continuing medical education materials nor other medical education materials will be used by Innovex for purposes of marketing and selling the
Product unless Innovex obtains CVT's prior written consent.   CVT
shall  review all medical education materials for scientific  and
clinical   accuracy.   The  final  content  of  all   Promotional
Materials and Product-related training materials shall be the legal responsibility of CVT, including but not limited to FDA approval thereof.

          6.2.3 CVT Logos. All written or visual materials related to the Product shall display the CVT logos and CVT shall be presented as the sole owner of the Product, except as required by law.

                            ARTICLE 7

                REGULATORY ISSUES AND COMPLAINTS

     7.1 Ownership of Regulatory Filings and Compliance. CVT will retain exclusive right, ownership, authority and responsibility
for   regulatory   filings,  compliance   with   all   regulatory
requirements  and maintenance of all government  agency  contacts
relating   to  the  Product,  including,  but  not  limited   to,
maintaining and updating the NDA for ranolazine; the development and submission of regulatory filings regarding new indications (if any, and at its sole discretion); the reporting of any adverse drug reactions to the FDA; the filing of Promotional Materials with the FDA; the payment of Medicaid and other governmental rebates which in CVT's sole judgment are due and owing; the pricing of the Product for each customer; and compliance with Medicaid best price law and the Department of Veterans Affairs Act. The development of each indication and formulation of the Product shall be determined solely by CVT. CVT shall not be responsible for actions by Innovex that are outside the scope of this Agreement or not in accordance with applicable law.

     7.2 Communication with the FDA and Other Regulatory Agencies. Except as required by law, Innovex shall not communicate with the FDA, OIG, HCFA or any state agencies ("Regulatory Agencies") about anything relating to the Product, except through CVT. Innovex is required by law to communicate directly with any Regulatory Agency or if Innovex receives any communication from a Regulatory Agency with respect to the Product, promotion of the same, or Innovex's performance under this Agreement or that could effect Innovex's performance under this Agreement, Innovex shall promptly notify CVT. Innovex shall reasonably cooperate at CVT's expense with CVT in all proper respects in all regulatory matters relating to the Product, including but not limited to preparation for inspections of CVT facilities and/or Innovex facilities. Innovex will provide CVT with pertinent records in Innovex's possession which may be necessary to implement any recall or any other corrective action mandated by a Regulatory Agency or implemented by CVT, including but not limited to names and addresses for "Dear Doctor" letters.

     7.3 New Developments Relating to the Product. CVT will promptly inform Innovex of the following information relating to the Product in the Territory: (i) new approved indications; (ii) new approved dosages or administration regimens; (iii) material new studies by the scientific community that CVT becomes aware of which relate to the Product or a competitive product in its therapeutic class; and (iv) any changes in regulations affecting the Product or CVT's obligations with respect to this Agreement. Innovex will promptly inform CVT of information relating to changes in regulations affecting Innovex's obligations with respect to this Agreement. Based on such information, and subject to any federal, state or local laws and/or regulations, the Parties shall use commercially diligent efforts to maintain the training materials and Promotional Materials supplied to the Sales Force pursuant to this Agreement current with such new developments or information.

     7.4 Product Recalls. If either Party believes that a recall of any Product in the Territory is necessary, such Party shall notify the other Party immediately thereafter. CVT shall retain sole authority and responsibility for determining whether a Product recall shall occur. Any Product recall shall occur under the direction and control of CVT, and Innovex shall reasonably cooperate in carrying out any such recall or any regulatory matter, at CVT's expense. CVT shall make available, at Innovex's request, any records that Innovex might require while assisting
CVT in effecting any recall of the Product.

     7.5 Adverse Event Reporting Procedures. CVT shall be responsible for the reporting of adverse events and drug safety issues related to the use of the Product. CVT shall advise Innovex of its standard procedures for the reporting of adverse events, and the Innovex Sales Force shall comply with such procedures. The CVT procedures for the reporting of adverse events shall be included in the training program for the Innovex Sales Force. Innovex shall report to CVT within twenty-four (24) hours any adverse events reported to it.

     7.6 Product Inquiries; Complaints. Innovex shall promptly notify CVT of any complaint, inquiry or (in compliance with
Section 7.5) adverse event relating to the Product in report form providing reasonable detail of such complaint, event or inquiry. CVT shall maintain a unified record of all complaints it receives. CVT shall be responsible for medical affairs services and shall respond to inquiries from physicians and health care providers. CVT shall advise Innovex of its procedures for handling such inquiries and the Innovex Sales Force shall be trained by Innovex on such procedures.

     7.7 Database of Clinical Trial Data. CVT shall own and maintain its own database of clinical trial data accumulated from all clinical trials of the Product and CVT shall own and maintain a unified database of complaints and adverse drug event information for the Product and shall develop and utilize uniform report forms.

                            ARTICLE 8

          EQUITY & LOAN ARRANGEMENTS; MILESTONE PAYMENT

     8.1 Equity Stake. Concurrent with execution of this Agreement, Quintiles shall execute a Stock Purchase Agreement to purchase five million dollars ($5,000,000) of CVT common stock on the terms and conditions as set forth therein ("Stock Purchase
Agreement").   The terms and conditions of such equity  purchase,
and the covenants of each Party related thereto, shall be governed solely by the Stock Purchase Agreement and the related documents executed pursuant thereto.

     8.2 Pre-Approval Line of Credit. Quintiles shall extend to CVT a ten-million dollar ($10,000,000) line of credit, according to terms and conditions of the Pre-Approval Commitment of the Loan Agreement between the Parties dated the date hereof (the "Loan Agreement").

     8.3 First Year Sales Loan. Upon Product Launch, Quintiles shall extend to CVT an additional line of credit to fund the first year of sales and marketing expenses to the extent such expenses exceed thirty three percent (33%) of actual sales, according to the terms and conditions of the First Year Sales Commitment of the Loan Agreement.

     8.4 Milestone Payment. Quintiles shall make a milestone payment of ten million dollars ($10,000,000) to CVT upon Product Launch.
Such milestone shall be payable within ten (10) days following Product Launch, provided that Quintiles shall have the right to apply such ten million dollar ($10,000,000) payment first against any amounts then outstanding under the Pre-Approval Loan, then to any Innovex Pre-Approval Marketing Activity unpaid invoices, with the balance (if any) to be paid to CVT in cash.

                            ARTICLE 9

                          COMPENSATION

     9.1 Sales and Marketing Fee. As consideration for the milestone payment provided by Quintiles and the sales and marketing services provided by Innovex under this Agreement, CVT shall pay Innovex a Sales and Marketing Fee for each Sales Year as follows.
The Sales and Marketing Fee for each Sales Year shall be equal to the lesser of the amounts set forth in column A or B below for that year (the "Sales and Marketing Fee").

 Year of Commercial         Column A              Column B
        Sale
    Sales Year 1      Fully Burdened Costs  N/A
                      in Sales Year 1.

    Sales Year 2      33%   of  cumulative  300%   of  cumulative
                      Net  Sales in  Sales  Fully  Burdened Costs
                      Year   1  and  Sales  in  Sales Year 1  and
                      Year  2, less  Sales  Sales  Year  2,  less
                      and   Marketing  Fee  Sales  and  Marketing
                      for Sales Year 1      Fee for Sales Year 1

    Sales Year 3      30% of Net Sales  in  300%   of  cumulative
                      Sales Year 3          Fully  Burdened Costs
                                            in   Sales   Year   1
                                            through  Sales   Year
                                            3,   less  cumulative
                                            Sales  and  Marketing
                                            Fees  for Sales  Year
                                            1 and Sales Year 2

    Sales Year 4      25% of Net Sales  in  300%   of  cumulative
                      Sales Year 4          Fully  Burdened Costs
                                            in   Sales   Year   1
                                            through  Sales   Year
                                            4,   less  cumulative
                                            Sales  and  Marketing
                                            Fees  for Sales  Year
                                            1  through Sales Year
                                            3

    Sales Year 5      25% of Net Sales  in  300%   of  cumulative
                      Sales Year 5          Fully  Burdened Costs
                                            in   Sales   Year   1
                                            through  Sales   Year
                                            5,   less  cumulative
                                            Sales  and  Marketing
                                            Fees  for Sales  Year
                                            1  through Sales Year
                                            4

     The Sales and Marketing Fee for each quarter shall be calculated and reported in the manner set forth in Section 9.4 and paid on the schedule set forth in Section 9.6. In consideration of the Sales and Marketing Fee, Innovex shall bear, without limitation, all of the Post-Approval Marketing expenses identified on Exhibit C as being included in Innovex Sales Force Expenses and Innovex Marketing Expenditures.

     9.2 Penalty for Shortfall of Innovex Effort. In the event Innovex fails to provide at least [ * ] of the Minimum Sales Force Commitment for any Sales Quarter (Section 4.5.1), or [* ] of the Minimum Post-Approval Marketing Expenditure Commitment for any full Sales Year or any two (2) consecutive Sales Quarters (Section 4.5.2), then Innovex shall pay CVT a penalty equal to [
* ] times the Fully Burdened Cost of the shortfall in Minimum Sales Force Commitment or Minimum Post-Approval Marketing Expenditure Commitment (which penalty shall be offset against any Sales and Marketing Fee owed by CVT to Innovex, or if no such Sales and Marketing Fee is owed by CVT or if the penalty is in excess of the Sales and Marketing Fee owed by CVT, then Innovex shall pay such shortfall to CVT within thirty (30) days from receipt of invoice). If Innovex fails to provide the minimum commitment required under either Section 4.5.1 or 4.5.2 but such shortfall does not give rise to an express penalty under the foregoing sentences of this Section 9.2, then the Parties shall agree in good faith on other compensatory efforts or
contributions   (such  as  special  marketing   expenditures   or
promotional   efforts)  by

Innovex at its own expense as consideration for such shortfall. The failure by Innovex to supply at least [ * ] of the Minimum Sales Force Commitment in any Sales Quarter or at least [ * ] of such commitment in any [ *
] consecutive Sales Quarters shall be a material breach of this Agreement.

     9.3 Start-Up Sales Force Costs. Pursuant to Section 4.2.1, Innovex shall bear the cost of recruiting, training, and compensating the Sales Force prior to the Launch of the Product. However, Innovex shall be entitled to bill CVT for [ * ] worth of the Fully Burdened Cost of such Sales Force (as if it were engaged in customary promotional activities) in consideration of the expense of such Sales Force start-up. Such [ * ] billing shall be included in the invoice to CVT for the first Sales Quarter and shall be included in the Fully Burdened Cost in Sales Year 1 (and therefore shall be excluded from the expenses of Pre-Approval Marketing Activities).

     9.4  Reports of Sales, Fully Burdened Cost, Sales and Marketing
Fee.

          9.4.1     Monthly Reports.  On a monthly basis, within fifteen
(15)  days  after  the end of each calendar month  Innovex  shall report  to  CVT  the  Sales  Force activities  for  the  previous calendar month and the Fully Burdened Cost of such activities, as well  as marketing expenditures by Innovex, and following Product
Launch,  CVT  shall report to Innovex the Net Sales  during  such month.  Reports by Innovex shall include the names of the Innovex personnel who provide Sales Force services and the number of days worked  by  them.  Such monthly reports shall be for  information purposes  only,  and  shall  remain  subject  to  correction  and
reconciliation  in  future  quarterly  reports.    Such   monthly
reporting by Innovex shall terminate at the end of the Term and such monthly reporting by CVT shall terminate at the end of the Term if the Term ends prior to Product Launch and the Agreement was not terminated by Innovex pursuant to Section 14.2 or 14.7, or the Agreement was not terminated by CVT pursuant to Section
14.4, or two (2) years after the end of the Term, in all other events.

          9.4.2     Quarterly Reports.  On a quarterly basis, within thirty
(30)  days after the end of each calendar quarter, Innovex  shall report  to CVT its Sales Force and marketing activities for  such
quarter   and  the  Fully  Burdened  Cost  of  all  Post-Approval
Marketing  Expenses  and  Sales Force activities,  and  following
Product Launch, CVT shall report to Innovex the Net Sales  during
such  quarter.   On a quarterly basis, CVT shall also  report  to
Innovex  on  its delivery of Product Samples pursuant to  Section
5.3.   Within forty-five (45) days after the end of each calendar quarter  following Product Launch, CVT shall submit to Innovex  a determination  of the Sales and Marketing Fee for  such  quarter.
Such determination of the Sales and Marketing Fee shall show  the calculation  of  the fee provided for under  both  Column  A  and
Column  B for that quarter, as provided in Section 9.1, and  then the  actual  Sales and Marketing Fee earned (which shall  be  the lesser  of  those  two amounts).  During each Sales  Quarter  the
Sales  and Marketing Fee shall be calculated [ * ], and the Sales and  Marketing Fee for such quarter shall be equal to the [ *  ], provided,  however, that in calculating the Sales  and  Marketing
Fee  for  [  *  ],  CVT shall only deduct [ * ].   The  quarterly
reports  of  Sales  Force  activities shall  terminate  upon  the earlier  of the end of Sales Year 5, or the end of the Term,  and
the  quarterly reports of Net Sales shall continue until the  end of  the  Term  if the Term ends prior to Product Launch  and  the
Agreement was not terminated by Innovex pursuant to Section  14.2 or  14.7, or the Agreement was not terminated by CVT pursuant  to
Section 14.4, or for the eight (8) calendar quarters following such

Sales Year or the termination of this Agreement by Innovex pursuant to Section 14.2 or 14.7, or by CVT pursuant to Section
14.4.

          9.4.3 Reconciliation. In the event of any disagreement or uncertainty about amounts reported under Section 9.4, the Parties shall seek to resolve their differences as promptly as possible.
If any corrections in previously reported Fully Burdened Cost or Net Sales are determined by the Parties to be necessary, the Sales and Marketing Fee for the affected time periods shall be recalculated. If the Sales and Marketing Fee for the time period in question has already been paid, then the Party which benefited from the error in the previous report shall pay the other Party the amount of the difference within ten (10) days following the determination by the Parties of the revised Sales and Marketing
Fee.

     9.5  Post-Term Royalty.

          9.5.1     Royalty Obligation.  Subject to Section 9.5.2, CVT
shall  pay,  as  additional  consideration  for  the  sales   and
marketing services provided by Innovex under this Agreement, a royalty to Innovex on Net Sales of the Product in the Territory in the two (2) calendar years following the end of the Term.
Such royalty shall be equal to the following specified percentage of Net Sales of the Product in the Territory during each of such years:

                 Calendar Year               Royalty Rate

     FIRST  year following the end of  the        7%
     Term
     SECOND year following the end of  the        4%
     Term

No fee shall be paid in respect of Product sales occurring more than twenty-four (24) months after the end of the Term.

          9.5.2     Conditions.  No royalty shall be paid under Section
9.5.1 unless Net Sales of Product in the Territory in the last twelve (12) months of the Term exceeded Net Sales of Product in the Territory in the immediately preceding twelve (12) months.
In addition, no royalty shall be paid under Section 9.5.1 in the event this Agreement terminates for any reason prior to its full scheduled Term (i.e., the end of the calendar year containing the fifth anniversary of Launch), unless Innovex terminates under
Section 14.2 or 14.7 or CVT terminates under Section 14.4, in which cases, the royalty shall be paid for the two (2) years following the end of the Term.

     9.6  Payments.

          9.6.1 Sales and Marketing Fee. The Sales and Marketing Fee for each calendar quarter shall be paid within six (6) months following the end of such calendar quarter by check or wire transfer to an account designated by Innovex. By way of example, the Sales and Marketing Fee for the calendar quarter ending March
31, 2001 shall be payable on September 30, 2001.

          9.6.2 Royalty. The royalty under Section 9.5 for the first year following the end of the Term shall be paid within three (3) months following the end of such calendar year.

The royalty for the second year following the end of the Term shall be paid on a quarterly basis, ninety (90) days after the end of each calendar quarter during such year. Each such payment shall be made by check or wire transfer to an account designated by Innovex.

     9.7 Non-Monetary Consideration. If CVT sells the Product in the Territory for any consideration other than cash, it shall report such transaction to Innovex and the reasonable monetary value of such other consideration shall be included within Net Sales (reduced by any applicable deductions contained in the definition of Net Sales).

                           ARTICLE 10

                ACCOUNTING; INVOICING AND PAYMENT

     10.1 Accounting. Each Party agrees to calculate all costs and expenses hereunder using its standard accounting procedures, in accordance with GAAP, consistently applied, to the maximum extent practical.

     10.2 Invoicing Procedure; Additional Services; Standard Terms Not Part of this Agreement. Innovex will invoice CVT at the end of each  month  in  arrears  for Pre-Approval  Marketing  Activities
provided  in  accordance  with  this  Agreement.   Invoices  will
include the names of the Innovex Personnel for which CVT is being billed, the number of days worked during the invoice period, the total due for each individual for the invoice period, and a grand
total   of   all   fees  for  the  invoice  period.    Supporting
documentation will be made available within seven (7) days of CVT's requesting the same. To the extent that CVT purchases additional services from Innovex pursuant to Section 4.2.2, which services are not included within services provided as part of the Sales and Marketing Fee, and another billing procedure or purchase order is used to book such additional services, any conflicting standard terms and conditions contained on any such other documentation shall have no force and effect for this collaboration; the terms and conditions of this Agreement shall prevail in terms and meaning.

     10.3 Obligation to Pay for Innovex Pre-Approval Marketing Activities. With regard to the Pre-Approval Marketing Activities provided by or through Innovex, CVT shall pay invoices therefor in accordance with Section 10.4. In the event of termination of this Agreement at any time and for any reason, payment for all Pre-Approval Marketing Activities shall be due within thirty (30) days of the termination date. Notwithstanding the foregoing, payment for Pre-Approval Marketing Activities shall be subject to
Section  8.4  of  this  Agreement  and  the  terms  of  the  Loan
Agreement.

     10.4 Payment of Invoices. All invoices are strictly net of any taxes imposed on services, and except as otherwise set forth in this Agreement, payment in full is due within thirty (30) days of the date of receipt of the invoice.

          10.4.1 If the method of payment is by direct transfer to the Innovex bank account, the wire transfer instructions are as follows:

               Innovex Inc.
               Accounting Number:  511-4454518
               ABA Number:         053 101 121
               Branch Banking & Trust Co., Raleigh, NC

     Innovex Federal Employment ED Number is 06-1076709.

          10.4.2    Payments by check may be mailed to the Innovex Lockbox:

               Innovex Inc.
               P.O. Box 890062
               Charlotte, NC 28289-0062

          10.4.3 Payments by check may be remitted via Federal Express to Innovex's Lockbox as follows:

               Innovex Inc.
               Branch Banking & Trust Co.
               1251 Arrowpine Drive
               Charlotte, NC 28273
               ATTN.: Wholesale Lockbox Dept.  (Box 890062)

     10.5 Penalty for Late Payment. CVT and Innovex agree that unless there is a bona fide dispute as to amounts payable hereunder, if payment is not made within three (3) days of the due date of the invoice, interest shall accrue on a daily basis at the lesser of two percent (2%) above the Prime Rate as announced periodically by Bank of America at either Charlotte, North Carolina or San Francisco, California or the maximum rate permitted by law on any amount overdue from the date payment became due until payment is made in full. In any event, such interest penalty shall only be assessed for undisputed and unpaid amounts.

     10.6 Record-Keeping and Financial Audits. Each Party shall keep or cause to be kept such records as are required to determine, in a manner consistent with GAAP in the United States, the sums or credits due under this Agreement. Upon the written request (and expense) of either Party, the other Party, but not more than once in  each  calendar  year, shall permit an  independent  certified
public   accountant  appointed  by  such  Party  and   reasonably
acceptable to the other Party, accompanied by representatives  of the financial department of such Party at reasonable times and upon reasonable notice, to examine only those records as may be necessary to determine, with respect to any Sales Year or calendar year, as applicable, ending not more than three (3)
years   prior  to  such  Party's  request,  the  correctness   or
completeness of any report or payment made under this Agreement. Results of any such examination shall be: (i) limited to information relating to the Product; (ii) made available to both Parties; and (iii) subject to Article 12. The Party requesting the audit shall bear the full cost of the performance of any such audit, unless such audit discloses a variance of more than ten percent (10%) from the amount of the original report, royalty or payment calculation. In such case, the Party being audited shall bear
the  full cost of the performance of such audit.   Auditors
shall   be   expressly   subject  to  the  same   confidentiality
obligations  as  the Parties are to each other  hereunder.   This
Section 10.6 shall survive the termination of this Agreement by five (5) years.

                           ARTICLE 11

                  REPRESENTATIONS AND COVENANTS

     11.1 Mutual Authority. Each Party represents and warrants to the other that:

          11.1.1 Corporate Power. It is duly organized and validly existing under the laws of its state or country of incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

          11.1.2 Due Authorization. It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action.

          11.1.3    Binding Agreement.  This Agreement is legally binding
upon  it  and  enforceable in accordance  with  its  terms.   The
execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

          11.1.4 Grant of Rights; Maintenance of Agreements. It has not, and will not during the term of this Agreement, grant any right to any Third Party which would conflict with the rights granted to the other Party hereunder or enter any agreement which would impair its ability to perform its obligations under this Agreement. It has (or will have at the time performance is due) maintained and will maintain and keep in full force and effect all agreements necessary to perform its obligations hereunder.

          11.1.5    Validity.  It is aware of no action, suit or inquiry or
investigation   instituted  by  any  governmental   agency   that
questions or threatens the validity of this Agreement.

     11.2 Conformance with Laws.  Innovex and CVT agree to undertake all  of  their  respective obligations under  this  Agreement  in material conformance with all applicable local, state and federal laws  and  regulations, as amended, including the  Federal  Equal
Employment  Opportunity Act, the Fair Labor  Standards  Act,  the
Food  Drug  and  Cosmetics Act, Section 1128B(b)  of  the  Social
Security  Act, the Prescription Drug Marketing Act, the  Medicaid
Prescription  Rebate Act, the Veterans Health Care Act  of  1992,
and  similar state laws.  By entering into this Agreement, it  is not  the  intent  of  the  Parties to enter  into  any  financial relationship  or  arrangement prohibited under state  or  federal fraud  or abuse regulations, including, but not limited  to  Sec.
1128B(b)   of  the  Social  Security  Act,  and  any  regulations
promulgated thereunder, nor do the Parties hereto have any belief that the relationship and compensation arrangement provided in this Agreement is prohibited. Neither Party shall assert against the other that the compensation arrangement provided in this Agreement is grounds for voiding the Agreement or rendering the Agreement unenforceable. If either Party is notified by a state or federal agency, or it is alleged in a qui tam proceeding, that performance of this Agreement is illegal, neither Party shall be obligated to continue such performance hereof to the extent such performance is an alleged violation of law. In such event, the Parties shall proceed as described in the final sentence of
Section 17.17.

     11.3 Rights in Product. As of the Effective Date, CVT warrants and represents that it has no knowledge of the existence of any patent or trademark owned or controlled by anyone other than CVT or an Affiliate which covers the Product and would prevent CVT from making, using, or selling the Product or would prevent CVT or  Innovex  from  promoting  or marketing  the  Product  in  the
Territory.   CVT is not aware of any patents or trademarks  owned
by Third Parties which would be infringed by the promotion or sale of the Product in the Territory. CVT is not pursuing any action against any Third Party which CVT believes infringes its
trademark,  copyright or patent relating to the  Product.   There
are no actions, suits, claims or proceedings pending against CVT or any of its Affiliates in any court or before any agency in the Territory related to alleged patent, trademark, or copyright infringement in connection with the Product, and to the best of CVT's knowledge, no such actions, suits, claims or proceedings have been threatened. During the term of this Agreement, CVT will use diligent efforts not to diminish the rights granted to Innovex herein, including without limitation by not committing or permitting any acts or omissions which would cause the material breach of any agreements between CVT and Third Parties which provide for intellectual property rights applicable to the development, manufacture, use or sale of the Product in the Territory. As of the Effective Date, CVT is in compliance in all material respects with any such agreements with Third Parties.

     11.4 Record Maintenance. Innovex will (i) maintain all necessary personnel and payroll records for Innovex Sales Force and other
relevant   personnel;  (ii)  compute  their  wages  and  withhold
applicable  Federal,  State, and local  taxes  and  Federal  FICA
payments;  (iii)  remit  employee  withholdings  to  the   proper
governmental  authorities  and make  employer  contributions  for
Federal   FICA  and  Federal  and  State  unemployment  insurance
payments; (iv) pay net wages and fringe benefits, if any, directly to its employees; and (v) provide for liability and Workers' Compensation insurance coverage.

     11.5 Firewall. Innovex represents and warrants that it shall maintain as confidential, shall keep separate and shall not share with other parts of the Innovex organization that are or may be engaged in the promotion and/or sales of a competing product, the material and information supplied and/or generated hereunder for use in accordance with this Agreement and the promotion and sale of the Product.

     11.6 No Use of Names or Trademarks.  Neither Party will use the
other  Party's  name  in  connection  with  any  publication   or
promotion  without the other Party's prior written consent.   Nor
shall either Party use the other Party's corporate or product logo or trademark in any manner without the other Party's prior written consent.

     11.7 Year 2000 Compliance.  Each Party represents and warrants that  its computer systems used in the performance of work  under this  Agreement shall operate and function without any Year  2000
Error.  The term "Year 2000 Error" means (a) any failure of  such computer systems properly to record, store, process, calculate or present  calendar dates falling on
and after (and if  applicable,spans  of  time  including) January 1, 2000 as a  result  of  the occurrence,  or  use of data consisting of, such dates;
(b) any failure of such computer systems to calculate any information dependent on or relating to dates on or after January 1, 2000 in the  same manner, and with the same functionality, data integrity
and   performance,  as  such  computer  system  records,  stores, processes,  calculates and presents calendar dates on  or  before
December  31,  1999, or information dependent on or  relating  to such  dates; or (c) any loss of functionality or performance with respect  to  the  introduction of records or processing  of  data
containing  dates  falling  on or  after  January  1,  2000.   In
addition, each Party represents and warrants that any failure of its computer systems used in the performance of work under this Agreement to operate and function without any Year 2000 Error will not materially effect such Party's performance under this Agreement. However, as either Party's sole and exclusive remedy for any breach of the representations and warranties in this
Section 11.7, Innovex or CVT, as the case may be, will promptly perform again any adversely impacted deliverable at no additional cost to the recipient-Party.

     11.8 NDA Filing. CVT agrees to exercise diligent efforts to submit the NDA for the Product in a sustained release formulation to the FDA and to diligently seek FDA approval.

                           ARTICLE 12

                         CONFIDENTIALITY

     12.1 Confidential Information. Innovex and CVT agree that information specifically relating to the marketing and sales of the Product, or the business affairs or finances of the other or Affiliates or of any suppliers, agents, distributors, licensees or customers of the other which is disclosed in writing, and marked "confidential" or disclosed orally, or in any other tangible form and reduced to a written summary marked "confidential" and which comes into possession of Innovex or CVT under this Agreement shall be Confidential Information ("Confidential Information"). This Agreement, the Stock Purchase Agreement, the Loan Agreement and related documentation shall be treated as Confidential Information. Innovex and CVT agree to hold Confidential Information in strict confidence and disclose it only on a need-to-know basis to Affiliates, subcontractors and employees who are under a written obligation to maintain the confidentiality of the information, except for information:

          12.1.1 which can be shown by written documentation to have been known by the recipient prior to its receipt from the other;

          12.1.2 which is public or lawfully becomes generally available to the public through no fault of the recipient;

          12.1.3 which is lawfully acquired from a Third Party without being made subject to an obligation of confidence by the Third
Party;

          12.1.4 which by mutual agreement is released from a confidential status; or

          12.1.5 which is required to be disclosed under any statutory, regulatory or judicial requirement, including, but not limited to, any filing with the Securities Exchange

Commission and in that event, confidentiality will be preserved and protected to the extent possible; additionally, notice will be provided to the other Party prior to any such disclosure.

     12.2 Ownership of Data; No License. It is expressly agreed that neither Party transfers to the other Party by operation of this Agreement any patent right, copyright or other proprietary right.
All data and information generated or derived by Innovex as the result of services performed by Innovex under this Agreement shall be and remain the exclusive property of CVT. Any inventions that may evolve from the data and information as the result of services performed by Innovex under this Agreement shall belong to CVT and Innovex agrees to assign its rights in all such inventions and/or related patents to CVT. Notwithstanding the
foregoing,  CVT  acknowledges  that  Innovex  possesses   certain
inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including but not
limited   to   analytical  methods,  procedures  and  techniques,
procedure   manuals,   personnel  data,  financial   information,
computer technical expertise and software, which have been independently developed by Innovex and which relate to its
business  or  operations (collectively "Innovex Property").   CVT
and Innovex agree that any Innovex Property or improvement thereto which are used, improved, modified or developed by Innovex under or during the term of this Agreement are the sole and exclusive property of Innovex.

     12.3 Survival.  The obligations of Innovex and CVT under this
Article 12 shall survive the termination or expiration of this Agreement for a period of five (5) years.

                           ARTICLE 13

                         INDEMNIFICATION

     13.1 Indemnification by CVT. CVT shall indemnify, defend, save, protect, and hold harmless Innovex, its Affiliates, and its and their respective directors, officers, employees, and agents ("Innovex Indemnitees") against any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys fees and expenses and court costs) (collectively, "Losses") resulting or arising from any Third Party claims, actions, proceedings, investigations or litigation relating to or arising from or in connection with: (i) the design, development, manufacture, sale, distribution or use of the Product; (ii) the breach by CVT of any of its obligations under this Agreement;
(iii) the negligent or wrongful acts or omissions of CVT or any of its directors, officers, employees or agents; (iv) a violation of any law, rule or regulation by CVT relating to this Agreement;
(v) the Promotional Materials or any other materials referred to in Section 6.2; or (vi) the infringement or violation, or alleged infringement or violation by CVT or the Product of any patents or any copyrights, trademark, trade secret or other intellectual property rights. Notwithstanding the foregoing, CVT shall not be required to indemnify Innovex for any Losses to the extent they arise from the negligent or wrongful acts or omissions of Innovex or any of the Innovex Indemnitees or Innovex's breach of its obligations under this Agreement.

     13.2 Indemnification by Innovex. Innovex shall indemnify, defend, save, protect, and hold harmless CVT, its Affiliates, and its and their respective directors, officers, employees, and agents (the "CVT Indemnitees") against any and all Losses resulting or arising from any Third Party claims, actions, proceedings, investigations or litigation relating to or arising from or in connection with: (i) the marketing, promotion or sale of the Product by Innovex in a manner which violates this Agreement; (ii) the breach by Innovex of any of its obligations under this Agreement; (iii) the negligent or wrongful acts or omissions of Innovex or any of its directors, officers, employees or agents; (iv) a violation of any law, rule or regulation by Innovex relating to this Agreement; or (v) the representations or misrepresentations by Innovex relating to the Product which were not consistent with the labeled claims or Promotional Material. Notwithstanding the foregoing, Innovex shall not be required to indemnify CVT for any Losses to the extent they arise from (i) the negligent or wrongful acts or omissions of CVT or CVT Indemnitees; (ii) the breach by CVT of its obligations under this Agreement; (iii) a manufacturing or design defect of the Product; or (iv) a strict liability claim arising out of CVT's failure to warn.

     13.3 Procedure.  The Party seeking indemnification hereunder (the
"Indemnified  Party")  shall  (a)  promptly  notify   the   Party
obligated  to indemnify (the "Indemnifying Party") of any  Losses for  which  the  Indemnified  Party  seeks  indemnification;  (b)
cooperate   fully   with  Indemnifying  Party   and   its   legal
representatives in the investigation of any matter the subject of indemnification; (c) permit the Indemnifying Party full control over the defense and settlement of any matter the subject of indemnification; and (d) not unreasonably withhold its approval
of   the  settlement  of  any  claim,  liability  or  action   by
Indemnifying Party covered by this indemnification provision.

     13.4 No Consequential Damages. Notwithstanding the Parties' rights and remedies in equity and except with respect to indemnification obligations under Sections 13.1 and 13.2, neither Party, nor its Affiliates or their respective directors, officers, employees or agents shall have any liability to the other for any special, incidental, indirect or consequential damages, including, but not limited to the loss of opportunity, use, revenue or profit, in connection with or arising out of this Agreement, or the Services performed by Innovex hereunder, even if such damages were foreseeable.

     13.5 CVT Responsibility for Product Description. Innovex shall not be liable to CVT for claims or losses arising out of the statements or representations of the Innovex Personnel with
respect   to  the  Product  to  the  extent  the  statements   or
representations   conform  to  the  oral,  written   or   printed
statements or representations made to the Innovex Personnel by CVT with respect to the Product or contained in the Product labeling, Promotional Materials or other material referred to in
Section 6.2, provided all such materials have been approved in advance in writing by CVT.

     13.6 Insurance. Innovex and CVT shall at their own expense obtain and maintain insurance of a type and amount as may be necessary to protect their interests and obligations connected with performance under this Agreement. Neither Party shall do or omit to do any act, matter or thing which could prejudice or render voidable any such insurance. Innovex and CVT shall, upon request by the other, provide a certification evidencing the insurance or any renewal. Each Party shall notify the other Party of any cancellation of or material change in any such insurance arrangements, if possible, prior to cancellation or material change, but in any event, as soon as possible. Innovex shall carry workers' compensation and employer's insurance and Innovex shall remain solely responsible for all employment-related claims and injury claims of its employees devoted to performing services hereunder, except those claims arising out of

CVT's negligence or intentional acts. CVT shall carry product liability insurance covering the Product in the Territory, in a minimum amount of [ * ] at all times following Launch.

                           ARTICLE 14

                      TERM AND TERMINATION

     14.1 Term. The Term of this Agreement will begin on the Effective Date and continue until the end of the calendar year that includes the fifth (5th) anniversary of the Product Launch, unless the Agreement is terminated earlier in accordance with this Article 14.

     14.2 Material Breach. Either Party may terminate this Agreement by written notice at any time if the other Party defaults in the performance of any material obligations under this Agreement. In the event of such default, the Party declaring the default shall provide the defaulting Party with written notice setting forth the nature of the default, and the defaulting Party shall have thirty (30) days to cure the default. If the defaulting Party fails to cure the default within the foregoing time periods, and provided the default is continuing, the other Party may terminate this Agreement by written notice to the defaulting Party, which notice shall be effective upon receipt.

     14.3 NDA Filing; No Product Approval.  Either Party may terminate this  Agreement if CVT provides written notice to  Innovex  that:
(i)  it will not submit an NDA due to Product failure; (ii)  that
CVT  has terminated development of the Product; (iii) if the  FDA provides written notice that it will not approve the Product;  or
(iv) if the Product Launch does not occur prior to December 31, 2003. If at any time CVT reasonably concludes that Product Launch is not likely to occur by December 31, 2003, CVT shall notify Innovex of the change in circumstances and its revised estimate of the scheduled Launch
(the "Revised Launch Date").  At the time of such notice, Innovex must  either  and  by  written notice to  CVT:  (i)  confirm  its intention  to  proceed under this Agreement, in  which  case  the first  sentence  of  this  Section 14.3  shall  be  automatically amended to replace the date "December 31, 2003" with the date ninety (90) days after the Revised Launch Date; or (ii) immediately exercise its right  of  termination under this Section 14.3.  If Innovex  does not  exercise  its right of termination within  sixty  (60)  days after receiving such CVT request, Innovex shall be deemed to have confirmed its intention to proceed under this Agreement  and  the first  sentence  of this Section 14.3 shall be  so  automatically
amended.   In  the  event  of additional  delays  in  anticipated
Launch, CVT shall give a further notice under this Section 14.3, and the same procedure for an Innovex election shall apply.
Innovex may terminate this Agreement by written notice to CVT if the NDA Filing for the Product has not occurred by June 30, 2003. In the case of a Revised Launch Date which does not lead Innovex to terminate this Agreement, the date in the previous sentence shall be extended to a new date which is six (6) months prior to the new Revised Launch Date.

     14.4 Failure to Achieve Certain Net Sales. Either Party may terminate this Agreement by giving twelve (12) months prior notice if Product sales in the Territory in the prior Sales Year are below minimum levels specified by the Parties, provided that such notice of termination may not be given by either Party until the end of Sales Year 2. Attached as Exhibit D is a schedule of the minimum levels of forecast sales, which may be amended and revised by mutual and express agreement among the Parties. Notwithstanding the foregoing, if Innovex provides notice of termination under this Section 14.4, CVT shall have the option to extend the term of the Agreement for a period of one  (1)  year
from the end of such twelve (12) month period by providing notice to Innovex, provided that in such case: (i) CVT shall become solely responsible for the portion of the Post-Approval Marketing Expenditures that are designated as Innovex Marketing Expenditures on Exhibit C, to the extent such expenditures are applicable to such final one-year term of the Agreement; (ii) the Sales and Marketing Fee for such final one-year term of the Agreement shall equal the Fully Burdened Cost of the Sales Force provided by Innovex; and (iii) CVT shall chair the JCC and be entitled to make any final decisions.

     14.5 Permitted CVT Co-Promotion Agreement. As an exception to the exclusivity provided for in Section 1.3, CVT shall be entitled to grant co-promotion or license rights for the Product in the Territory to a Third Party at any time prior to the first
Pre-Approval  Advance under the Loan Agreement.   If  CVT  enters
into such a co-promotion or license agreement with a Third Party, it shall give written notice to Innovex within ten (10) days of signing such agreement. Innovex shall, within sixty (60) days after receipt of such notice, elect to either (a) terminate the Agreement immediately, or (b) continue the Agreement subject to adjustment of financial terms corresponding to CVT's retained rights (e.g., in a 50/50 co-promotion with a Third Party in which
CVT   retains  a  fifty  percent  (50%)  promotion  right,   then
Quintiles' Pre-Approval Loan Commitment would be reduced by fifty percent (50%) to five million dollars ($5,000,000), Innovex's minimum sales and marketing commitments would be reduced by one-half, the Sales and Marketing Fee would be reduced by one-half, and the milestone payment under section 8.4 would be reduced by fifty percent (50%)). If Innovex elects to continue the Agreement in such case, the Parties shall execute an amendment to this Agreement to set forth the revised terms and conditions of the Agreement. If Innovex does not provide any notice of election to CVT within such sixty (60)-day time period, then it shall be deemed to have terminated this Agreement.
Subsequent to the first Pre-Approval Advance under the Loan Agreement, and provided CVT has not given notice to Innovex under this Section 14.5 prior thereto, CVT shall not license to any Third Party the rights to market or sell the Product in the Territory, or grant co-promotion rights to market or sell the Product in the Territory to any Third Party without Innovex's prior written consent.

     14.6 Loss of Product Rights by CVT.  CVT holds the rights to the
Product  under  an  exclusive license from a Third  Party.   This
Agreement shall terminate automatically if CVT's license rights to the Product terminate in the Territory.

     14.7 Bankruptcy. Either Party may terminate this Agreement by written notice to the other Party, if the other Party files a petition for bankruptcy, reorganization or arrangement under any state statute, or makes an assignment for the benefit of creditors or takes advantage of any insolvency statute or similar statute, or such filing is made by a Third Party, and such filing is not withdrawn within sixty (60) days of the filing date, or if a receiver or trustee is appointed for the property and assets of the Party and the receivership proceedings are not dismissed within sixty (60) days of such appointment.

     14.8 Accrued Rights. Termination of the Agreement for whatever reason shall not affect the accrued rights of either Innovex or CVT arising under or out of this Agreement and all provisions which expressly or by implication survive this Agreement shall remain in full force and effect. Termination of this Agreement shall not relieve the Parties of any liability which accrued hereunder prior to the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party's right to obtain performance of any obligation.

     14.9 Right to Receive Data. Upon termination, CVT shall have the right to receive data attendant or related to sales and marketing activities under this Agreement.

     14.10 Survival. The following provisions shall survive any expiration or termination of this Agreement, and if time periods are specified, for the period of time specified: Sections 1.4, 4.8, 4.9, 5.4.3, 6.2.2, 7.1, 7.2, 7.4, 7.7, 9.1, 9.2, 9.4, 9.5,
9.6,  9.7, 10.3, 10.4, 10.5, 10.6, 11.2, 11.4, 11.5, 14.8,  14.9,
14.10 and Articles 12, 13, 15, 16 and 17.

                           ARTICLE 15

                     SALES FORCE CONVERSION

     15.1 Right to Convert Sales Force. CVT shall have the right to offer CVT employment to the Innovex Personnel who are members of the Sales Force at the end of the full scheduled Term or earlier
upon  a  termination under Section 14.2, 14.4 or  14.7.   In  the
event CVT desires to convert some or all of the Sales Force to its employment, it shall provide Innovex notice of such election at least three (3) months prior to the end of the full scheduled Term or with its notice of termination under Section 14.2, 14.4 or 14.7.

     15.2 Transition Plan. In the event CVT decides to convert the Sales Force, in accordance with Section 15.1, the Parties shall promptly meet and determine a transition plan, which shall include a schedule for actions which will enable a smooth transition date for all Innovex Personnel: (i) who may be offered employment by CVT; (ii) who may not be offered such employment; and (iii) who may decline such offers. No later than thirty (30) days before the end of the full scheduled Term or within two (2) months from termination under Sections 14.2, 14.4 or 14.7, CVT shall identify for Innovex the names of Innovex Personnel who have elected to accept employment offers from CVT and those who have not been offered employment or have declined an employment offer.

     15.3 CVT Determination. CVT shall make an independent determination regarding the qualifications and suitability of Innovex Personnel to be offered employment by CVT, and the terms of such offers, if any. No information contained in the personnel files of Innovex Personnel shall be disclosed to CVT, including resumes, applications, performance appraisals or disciplinary records, or the results of drug screens, motor vehicle or background reports. Notwithstanding the foregoing, Innovex shall notify CVT of any material violation by any Innovex Personnel of the PDMA.

     15.4 Compensation. As compensation for such conversion, CVT shall pay Innovex a supplemental fee at the end of the payment of
royalties  under  Section  9.5, as follows.   In  the  event  the
aggregate amount of such royalties exceeds [ * ] of the base salary for the Sales Force hired by CVT under this Article 15, CVT shall not owe any supplemental payment to Innovex as a result of the Sales Force conversion. In the event such aggregate is less than [ * ] of the base salary for the Sales Force hired by CVT, CVT shall pay Innovex the difference, within thirty (30)days after the second anniversary of the end of the Term.

     15.5 Proprietary Information. In the event of any Sales Force conversion under this Article 15, the Innovex Personnel who join CVT may continue to use in their employment by CVT any and all Product knowledge that they gained while in the employment of
Innovex,   including   knowledge  regarding  Product   customers,
competition, selling techniques, and the like. However, other proprietary information of Innovex (including Innovex sales and personnel manuals and software) shall remain the property of Innovex and shall not be conveyed to CVT. As part of the transition plan referred to above, the Parties shall cooperate to deliver to CVT in the most convenient electronic form any data related to the Product (including sales activities of the Sales Force under this Agreement) in the possession of Innovex.

                           ARTICLE 16

                       DISPUTE RESOLUTION

     16.1 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the term of this
Agreement   which   relate  to  either  Party's   rights   and/or
obligations   hereunder.  In  addition  to  the   decision-making
provisions of Article 2 of this Agreement it is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation, as such may be accomplished by good faith negotiations between CVT and Innovex, within thirty (30) days of notice. If such dispute remains unresolved at that point, it shall promptly be submitted to the President of Innovex and the Chief Executive Officer of CVT who will meet in person or by teleconference at least once within ten (10) days after such submission and attempt to resolve the matter or matters in dispute. If any such dispute cannot be resolved by such officers of each Party within twenty (20) days from the date on which the Parties submitted such dispute to such officers, then such dispute shall be brought before and resolved in a court of competent jurisdiction in the State of Delaware and each Party agrees to the exclusive jurisdiction of Delaware courts for any disputes arising from this Agreement.

     16.2 Governing Law. Resolution of all disputes arising out of or related to this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of Delaware, as applied to agreements executed and performed entirely in the State of Delaware by residents of the State of Delaware, without regard to conflicts of law rules.

                           ARTICLE 17

                          MISCELLANEOUS

     17.1 Condition Subsequent. This Agreement shall terminate and be of no force and effect if for any reason the closing under the Stock Purchase Agreement does not close within ten (10) days following the Effective Date of this Agreement.

     17.2 Return of Materials. At the completion of the services by Innovex or termination pursuant to Article 14, all materials and all other data owned by CVT under this Agreement, regardless of the method of storage or retrieval, shall either be delivered to CVT in such form as is then currently in the possession of
Innovex or disposed of, at the direction and written request of CVT unless such materials are otherwise required to be stored or
maintained  by  Innovex as a matter of law  or  regulation.   The
costs associated with either of the above options shall be paid by CVT.

     17.3 Nonsolicitation of Employees. Except as otherwise provided herein, during the term of this Agreement and for a period of six
(6)  months thereafter, each Party agrees that neither it nor any of  its  divisions or operating groups that directly participates
in   or   is   directly  responsible  for  the   development   or
commercialization of the Product pursuant to this Agreement shall, directly or indirectly, recruit, solicit or induce any employee of the other Party to terminate his or her employment with such other Party.

     17.4 Publicity. The Parties agree that promptly following the execution of this Agreement, they will issue a joint press release, attached hereto and incorporated herein by reference as Exhibit E. Subsequent announcements related to this Agreement shall be by mutual consent. Innovex acknowledges that CVT shall be the Party responsible for disclosure of information related to
the   sales,  performance,  pharmaceutical  characteristics   and
clinical  study data of the Product, and agrees not to  make  any
disclosures,  public  or  private, in that  regard,   except  for
disclosures permitted by Section 12.1.5. Each Party is otherwise authorized to make any disclosures as may be required by law.

     17.5 Business Days. If any date for payment or notice under this Agreement falls on a Saturday, Sunday or bank holiday, then the referenced date shall move to the first working day following such date, provided that the calculation of working days are never to include Saturdays, Sundays or bank holidays and the calculation of days (without reference to "working" days) shall include Saturdays, Sundays and bank holidays.

     17.6 Entire Agreement; Amendment. This Agreement, the Loan Agreement, the Stock Purchase Agreement and the other agreements referred to herein between the Parties, set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersede and terminate all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

     17.7 Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including without limitation, an act of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe; provided, however, the payment of invoices due and owing hereunder shall not be delayed by the payor because of a force majeure affecting the payor.

     17.8 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid, express delivery service or personally delivered. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

     For CVT:            CV THERAPEUTICS, Inc.
                         3172 Porter Drive
                         Palo Alto, California 94304
                         Attention: Cynthia L. Clark, General Counsel
                         Fax: 650-858-0388
                         Phone: 650-812-9524

     With a Copy to:     Cooley Godward LLP
                         Five Palo Alto Square
                         3000 El Camino Real
                         Palo Alto, CA 94306
                         Attention: Robert L. Jones
                         Fax: 650-857-0663
                         Phone: 650-843-5034

     For Innovex:        Innovex Inc.
                         10 Waterview Boulevard
                         Parsippany, NJ 07054
                         Attention: David Stack, President
                         Fax: (973) 257-4581
                         Phone: (973) 257-4570

     With a Copy to:     L. Stephen Garlow
                         General Counsel
                         10 Waterview Boulevard
                         Parsippany, New Jersey 07054
                         Fax: (973) 257-4581
                         Phone: (973) 257 4784

                         or  to such other destination as either Party
may hereafter notify the other Party in accordance with this section.

     17.9 Consents Not Unreasonably Withheld or Delayed. Whenever provision is made in this Agreement for either Party to secure the consent or approval of the other, that consent or approval shall not unreasonably be withheld or delayed, and whenever in this

Agreement provisions are made for one Party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.

     17.10 Maintenance of Records. Each Party shall keep and maintain all records required of it by law or regulation with respect to the Product and shall make copies of such records available to the other Party upon request.

     17.11 United States Dollars. References in this Agreement to "Dollars" or "$" shall mean the legal tender of the United States of America.

     17.12 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

     17.13 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make
such   an  assignment  without  the  other  Party's  consent   to
Affiliates or to a successor to substantially all of the business of such Party, whether in a merger, sale of stock, sale of assets or other transaction. Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights and/or
obligations.   Any permitted assignment shall be binding  on  the
successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this
Section 17.13 shall be null and void and of no legal effect.   If
either  Party assigns this Agreement to an Affiliate pursuant  to
this   Section  17.13,  the  assigning  Party  shall  provide   a
continuing guarantee of the performance of this Agreement by such Affiliate.

     17.14 Performance by Affiliates. Obligations under this Agreement may be performed by Affiliates of Innovex and CVT only with the prior consent of the other Party. In the event any such performance is carried out by Affiliates with the prior consent of the other Party, each of Innovex and CVT guarantees performance of this Agreement by its Affiliates. No Affiliate of a Party may make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way.

     17.15 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but
all   of  which  together  shall  constitute  one  and  the  same instrument.

     17.16 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     17.17 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

     17.18 Ambiguities. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

     17.19 Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

     17.20 No Waiver. Any delay in enforcing a Party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party's rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

     [SIGNATURE PAGE TO SALES AND MARKETING SERVICES AGREEMENT]

     In Witness Whereof, the Parties have executed this Agreement in duplicate originals by their duly authorized officers as of the date and year first above written.

CV Therapeutics, Inc.



By:      /s/ Louis G. Lange

Print:   Louis G. Lange

Title:   Chairman & CEO

Date:    May 5, 1999


Innovex Inc.



By:      /s/ David Stack

Print:   David Stack

Title:   President and General  Manager

Date:


For the Purposes Only of
Article 8 Quintiles
Transnational Corp.



By:      /s/ James L. Bierman

Print:   James L. Bierman

Title:   Senior Vice President
         Corporate Development

Date:

                           Exhibit A

                           Definitions

     The following terms shall have the following meanings as used in this Agreement:

1.   "Affiliate"   means  any  corporation  or  business   entity
     controlled by, controlling, or under common control with a Party to this Agreement. For this purpose, "control" shall mean direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock or income interest in such corporation or other business entity, or such other relationship as, in fact, constitutes actual control.

2.   "FDA" means the U.S. Food and Drug Administration.

3. "Field Manager" means a member of the Sales Force having the responsibilities set forth on Schedule III for such job title.

4. "First Year Sales Commitment" means the line of credit extended to CVT by Quintiles, for the purpose of assisting in the financing of first year sales and marketing expenses for the Product, and identified as in the Loan Agreement.

5.   "Fully Burdened Cost" will have the meaning provided in
     Section 3.3.

6. "Innovex Personnel" means any individual who is performing any part of the services hereunder and who stands in an employer-employee relationship with Innovex.

7. "Joint Commercialization Committee" or "JCC" means the committee formed pursuant to Section 2.2.

8. "Joint Steering Committee" or "JSC" means the joint committee formed pursuant to Section 2.1.

9. "Loan Agreement" means the loan agreement of even date herewith between Quintiles and CVT.

10. "Marketing Plan" means a plan detailing the activities to be performed by each Party in the Territory as more fully described in Article 3 hereof.

11. "Minimum Post-Approval Marketing Expenditure Commitment" means the minimum expenditures on Post-Approval Marketing
     Activities Innovex shall provide in accordance with Section
     4.5.2.

12.  "Minimum Sales Force Commitment" means such Innovex Sales
     Force commitment in accordance with Section 4.5.1 hereof.

13. "National Sales Manager" means the leader of the Sales Force having the responsibilities set forth on Schedule III for such job title.

14.  "NDA" means an application as defined in the United States
     Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder to the FDA, the approval of which is required before a pharmaceutical product may be promoted and sold in the Territory.

15. "NDA Filing" means the date the FDA accepts the submission/application and issues an NDA identification number.

16. "Net Sales" means the amount billed by CVT or an Affiliate for sales of the Product to an unrelated Third Party in the Territory less: (i) discounts, including cash and quantity discounts, charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to trade customers, including but not limited to, wholesalers and chain and pharmacy buying groups; (ii) credits or allowances actually granted upon claims, damaged goods, rejections or returns of such Product, including recalls, regardless of the Party or Third Party requesting such; (iii) freight, postage, shipping and insurance charges actually allowed or paid for delivery of the Product, to the extent billed; (iv) taxes, duties or other governmental charges levied on, absorbed or otherwise imposed on sale of such Product, including without limitation value-added taxes, or other governmental charges otherwise measured by the billing, when included in billing, as adjusted for rebates and refunds; and (v) bad debts (defined as any bills unpaid for one hundred eighty (180) days after due) and after CVT has used commercially reasonable efforts to collect.

17. "Phase IIIB/IV Studies" means a study conducted for marketing of the Product in the Territory and not for the purpose of obtaining FDA approval of the NDA.

18. "Post-Approval Marketing Activities" means such promotional and marketing activities as are described on the Exhibits and Schedules attached hereto and any other activities identified by the JSC in furtherance of the objectives of this Agreement, which activities are allowed by the FDA or under the Food Drug & Cosmetic Act and its attendant regulations, and which are conducted after Product Launch. Such activities also include marketing input into clinical strategic planning activities, i.e. protocol development, future indications.

19. "Pre-Approval Loan" means the line of credit extended to CVT by Quintiles, for the purpose of assisting in the financing of Pre-Approval Marketing Activities, and identified in the Loan Agreement.

20. "Pre-Approval Marketing Activities" means marketing activities identified by the JSC in furtherance of the objectives of this Agreement, and as may be allowed by applicable regulatory authorities and the AMA Guidelines on Gifts to Physicians prior to Product Launch. Such activities shall include without limitation, educational programs, symposia, poster-sessions, seminars for physicians, market research, pricing studies, development of promotional activities and advertising agency fees. Such activities also include marketing input into clinical strategic planning activities, i.e. protocol development, future indications, Phase IIIB/IV Studies.

21. "Pre-Approval Marketing Expenses" means expenses incurred for Pre-Approval Marketing Activities, which shall include all Innovex billable expenses related to the Product prior to Product Launch, exclusive of: (i) post-Launch sales and marketing activities or expenses; and (ii) Sales Force Startup Costs.

22. "Product" means ranolazine (the pharmaceutical agent described in U.S. Patent No. 4,567,264) in a sustained release formulation, together with any other formulation approved or marketed during the Term for the treatment of stable angina.

23. "Product Launch" or "Launch" means the first date upon which the FDA-approved Product is shipped by CVT to a wholesaler for commercial distribution.

24. "Project Administrator" means the Innovex employee at the headquarters office who will provide administrative support for the National Sales Manager.

25. "Promotional Materials" means written materials generated for the purpose of promotion and sale of the Product, in all cases with the prior written approval of CVT.

26. "Sales and Marketing Fee" means the amount Innovex will be paid for the services as ore fully set forth in Section 9.1 hereof.

27. "Sales Force" means those Innovex Personnel, including without limitation Territory Representatives, Field Managers, National Sales Manager and Project Administrator who promote the Product under this Agreement.

28. "Sales Force Startup Costs" means costs associated with keeping, training and maintaining a dedicated Sales Force preceding Product Launch, exclusive of Pre-Approval Marketing Expenses and as more fully described in Sections 4.2.1 and 9.3.

29. "Sales Quarter" means a calendar quarter, the first quarter to consist of the period from the Product Launch until the beginning of the calendar month the next calendar quarter begins.

30. "Sales Year" means, respectively, the periods that encompass Sales Quarters 1-4, 5-8, 9-12, 13-16 and, for Sales Year 5, the period commencing with Sales Quarter 17 and ending with December 31st of the calendar year which includes the fifth anniversary of the Product Launch.

31. "Sample" means units of Product distributed by Innovex, pursuant to the provisions of the Prescription Drug Marketing Act, and for complimentary distribution to patients by practitioners licensed to prescribe Product, whether packaged as individual samples or as trade packages.

32. "Stock Purchase Agreement" shall have the meaning provided in Section 8.1.

33. "Term" means the period of time from the Effective Date to the end of the calendar year which includes the fifth anniversary of the Product Launch or the earlier termination of the Agreement in accordance with its terms, whichever is earlier.

34. "Territory" means the United States of America and its territories and possessions, including Puerto Rico.

35. "Territory Representative" means an employee of Innovex: (i) who is responsible for meeting with customers and others who can buy (or influence the buying process and decision regarding) the Product; and (ii) whose success at such activities is a significant factor in the ongoing employment and compensation of the individual representative. The responsibilities of a Territory Representative are set forth on Schedule III.

36. "Third Party" means any entity or person other than Innovex or CVT or an Affiliate of either of them.

                            Exhibit B
                     MARKETING PLAN OUTLINE

     I.   Executive Summary

     II.  Market Analysis
          "    Angina Market
          "    Angina Products
          "    Future Outlook

     III. Product Profile
          "    Product Description
          "    Indications
          "    Clinical Experience and Program
          "    Formulation, Packaging and Administration

     IV.  SWOT Analysis

     V.   5 year Sales Forecasts
          "    Units, Dollars, Prescriptions, Market Share

     VI.  Objectives
          "    Awareness
          "    Communication
          "    Product Use
          "    Sales
          "    Market Share
          "    Managed Care/Formulary

     VII. Key Issues

     VIII.Strategies
          "    Product Positioning
          "    Audiences
          "    Sales Force
          "    Pharmacoeconomics

     IX.  Tactics
          "    Pharmacoeconomics
          "    Market Research
          "    Medical Education
          "    Publication Plan
          "    Personal Selling Materials Program
          "    Clinical Support
          "    Sales Force Support
          "    Sampling
          "    Managed Care / Formulary

          "    Territory Sales Force Effort

     X.   Budget Following Year

     XI.  Timelines

                            Exhibit C

     Cost Allocation For Post-Approval Marketing Activities

            Category              Innovex     Innovex     CVT
                                   Sales     Marketing    Cost
                                   Force     Expenditur
                                  Expenses       es
Advertising (journal and mail)     [ * ]       [ * ]     [ * ]

Auto  Costs (allowance, mileage,   [ * ]       [ * ]     [ * ]
parking, tolls, etc.)

Back office, infrastructure        [ * ]       [ * ]     [ * ]

Distribution of the Samples        [ * ]       [ * ]     [ * ]

Drug   Screens   and   reference   [ * ]       [ * ]     [ * ]
checks

Equipment:     1) Computer (hard   [ * ]       [ * ]     [ * ]
& soft), printer, fax              [ * ]       [ * ]     [ * ]
        2) Detail bags, business
cards

Field     Supplies:     postage,   [ * ]       [ * ]     [ * ]
stationery, printer  ink,  phone
charges

Forms,     reports    especially   [ * ]       [ * ]     [ * ]
requested by CVT

Innovex    Fee   for    Services   [ * ]       [ * ]     [ * ]
Marketing

ITMS   (call  reporting,   voice   [ * ]       [ * ]     [ * ]
mail,        email,       Sample
accountability)

Insurance:  employment,  workers   [ * ]       [ * ]     [ * ]
comp, E & O, CGL

Market Research                    [ * ]       [ * ]     [ * ]

Medical and other benefits         [ * ]       [ * ]     [ * ]

Medical Education                  [ * ]       [ * ]     [ * ]

Meetings:                          [ * ]       [ * ]     [ * ]
CVT    national,   regional    &
district;    product   Launches;
initial training.

Payroll Taxes                      [ * ]       [ * ]     [ * ]

Pharmacoeconomic  Analysis   and   [ * ]       [ * ]     [ * ]
Communication

Product Public Relations           [ * ]       [ * ]     [ * ]

Promotional Agency Fees            [ * ]       [ * ]     [ * ]

Promotional literature and sales   [ * ]       [ * ]     [ * ]
aids, including distribution

Recruiting  (database screening,   [ * ]       [ * ]     [ * ]
ad placement); re-recruiting

Salaries  and variable incentive   [ * ]       [ * ]     [ * ]
compensation (bonus)

Sales data                         [ * ]       [ * ]     [ * ]

Samples                            [ * ]       [ * ]     [ * ]

Sample Packaging                   [ * ]       [ * ]     [ * ]

Supplemental    Post    Approval   [ * ]       [ * ]     [ * ]
Marketing Activities

Territory alignment, mapping and   [ * ]       [ * ]     [ * ]
optimization

Trade    shows   and   organized   [ * ]       [ * ]     [ * ]
customer events

Training-production of  training   [ * ]       [ * ]     [ * ]
materials

Training-cost  of  delivery  and   [ * ]       [ * ]     [ * ]
facilities

Travel  Expenses (air,  hotel  &
meals) for Sales Force             [ * ]       [ * ]     [ * ]

*Interviewing                      [ * ]       [ * ]     [ * ]

*Training                          [ * ]       [ * ]     [ * ]

*Field Manager, National Sales     [ * ]       [ * ]     [ * ]
Manager, Representatives

                            Exhibit D

                  Sales Levels For Section 14.4



Sales Year 2            [ * ]

Sales Year 3            [ * ]

Sales Year 4            [ * ]

                            Exhibit E

                      Mutual Press Release

                        PRESS RELEASE


FOR IMMEDIATE RELEASE


                                    Contact:  Dan Spiegelman
                                     Chief Financial Officer
                                                650/812-9509
                                                          or
                                            Christopher Chai
                              Director of Strategic Planning
                                      and Investor Relations
                                                650/812-9560

     CV THERAPEUTICS ANNOUNCES AGREEMENT WITH INNOVEX TO
                  COMMERCIALIZE RANOLAZINE

PALO ALTO, CA (May 11, 1999) - CV Therapeutics, Inc. (Nasdaq: CVTX) today announced the signing of an innovative commercialization agreement with Innovex, a leading commercial solutions provider for the global pharmaceutical industry, for the U.S. marketing and sales of CVT's ranolazine. Ranolazine is currently in Phase III clinical trials for the potential treatment of chronic stable angina, a disease that affects approximately 7 million people in the United States.

The agreement calls for Innovex to conduct pre-launch activities, hire and train a dedicated cardiology sales force to launch and promote ranolazine, and provide post-launch marketing and sales services. Innovex has agreed to provide services for at least three years after launch and to provide services in years four and five after launch if certain minimum sales levels are met.

In the first year after launch, Innovex will provide a sales force and fund marketing activities and will be paid on a standard fee-for-service basis. Based on the minimum sales force and marketing spend specified in the agreement, the first year fee would be at least $19 million. In year two, the agreement specifies that Innovex will provide a sales force of a certain minimum size. Per the agreement, total compensation for these first two years will not exceed, and in most cases is expected to be roughly equal to, 33% of total revenues during that period.

The size of the sales force and the marketing spend in year three or any subsequent year will be tied to the performance of the product. Total compensation to Innovex for years three through five will not exceed, and is expected to be roughly equal to, 25% to 30% of total revenues during that period, and deferred compensation in years six and seven after launch will not exceed 7% and 4% respectively.

                           -more-

The agreement also calls for Innovex's parent company, Quintiles Transnational Corp. (Nasdaq: QTRN), to make a $5 million investment in common stock of CVT and, upon the FDA's acceptance of the ranolazine New Drug Application filed by CVT, make available up to a $10 million secured credit facility to CVT for funding of pre-launch activities to be performed by Innovex under a traditional fee-for-service agreement, or in some limited cases to be performed by vendors approved by Innovex. This credit facility is convertible into CVT stock at the election of Quintiles under certain circumstances. Quintiles will also make a milestone payment of $10 million payable at product launch which can be offset by the outstanding loan.

The agreement represents an innovative commercialization model designed to maximize commercial successes of both parties while preserving resources for discovery and development efforts. The agreement provides CVT access to Innovex's high-quality, full-service marketing and sales operation and strategic consulting services. As such, this agreement allows CVT to maintain its focus and dedicate internal resources to the development of its product portfolio. The minimum amount of services Innovex is expected to provide over the full five-year period after launch, if ranolazine is approved and meets the minimum sales levels specified in the agreement, would otherwise cost CVT about $110 million under a traditional fee-for-service basis. CVT has final decision-making control on all strategic issues regarding ranolazine throughout the term of the agreement, and has the option after five years to convert the Innovex sales force to a CVT sales force.

 "This agreement allows CVT to retain product control while avoiding most of the significant burden of acquiring a dedicated sales force," said Louis G. Lange, M.D., Ph.D., Chairman and Chief Executive Officer of CV Therapeutics.
"By paying for these services under a fee agreement based on a percentage of revenues, CVT retains product control while mitigating both the risks of acquiring a dedicated sales force and of financing it. And with access to the unique market research derived for the non-patient-identified pharmacy and medical transactions data of Quintiles' ENVOY subsidiary, we believe Innovex is in a unique position to market ranolazine effectively."

David Stack, President and General Manager of Innovex Inc., said: "We're extremely pleased about the opportunity to launch ranolazine, potentially the first new class of anti-anginals in over 20 years. This innovative service agreement is a response to our customers' current needs and requests and demonstrates again Innovex's commitment to providing overall commercialization solutions to the pharmaceutical industry. The fee structure gives us potential for much greater return on our investment if sales meet the minimum sales levels specified in the agreement.
We have the opportunity to exceed twice our normal margins. The agreement also allows for Innovex to change the size of the sales force if sales are lower or higher than the minimum sales levels specified in the agreement."

As the leader in providing contract sales and marketing solutions to the healthcare industry, Innovex has built over 30 sales teams ranging in size from five to 500. With more than 7,500 employees worldwide and sales forces in 19 countries, Innovex has worked with virtually all of the major pharmaceutical companies in almost every

                           -more-
therapeutic area.  Innovex, through Quintiles' propriety
QUINTERNETTM technology platform, also has developed one of the first Web-based sales force automation systems offering territory planning, alignment, sample accountability and call reporting capabilities.

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on the application of molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics is a development stage company. Ranolazine has not been approved for marketing by the Food and Drug Administration or other foreign agencies. Ranolazine is presently being investigated in Phase III clinical trials subject to a United States IND and applicable foreign authority submissions. CV Therapeutics has not yet submitted an NDA to the FDA or equivalent application to any other foreign regulatory authorities for ranolazine and ranolazine has not yet been determined to be safe or effective in humans for its intended use. In addition to historical information, this press release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, uncertainties related to CV Therapeutics' early stage of development and clinical trials and dependence on collaborative and licensing arrangements, which may cause actual results to differ materially. These factors are more fully discussed in CV Therapeutics' Annual Report on Form 10K for the year ended December 31, 1998.
For more information, please visit CV Therapeutics' web-site at www.cvt.com.

Innovex, a service group of Quintiles Transnational Corp., is the worldwide leader in providing pharmaceutical and biotechnology companies integrated solutions to enhance the commercial success of their products. Quintiles is the market leader in providing a full range of integrated product development and commercialization solutions to the pharmaceutical, biotechnology and medical device industries. Quintiles also is a leader in the electronic data interchange and healthcare informatics industry and provides healthcare policy consulting to governments and other organizations worldwide.

Headquartered near Research Triangle Park, North Carolina, Quintiles is a Fortune 1000 company and a member of the Nasdaq-100 Index. With more than 16,000 employees worldwide and offices in 31 countries, Quintiles operates through specialized work groups dedicated to meeting customers' individual needs. For more information, please visit the Quintiles Transnational web site at www.quintiles.com.

Information in this press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, actual operating performance, the ability to maintain large client contracts or to enter into new contracts. Additional factors that could cause actual results to differ materially, including the affect of recent acquisitions, are discussed in Quintiles Transnational Corp.'s recent filings with the Securities and Exchange Commission, including but not limited to its S-3 and S-4 Registration Statements, its Annual Report on Form 10-K, its Form 8-Ks, and its other periodic reports, including Form 10-Qs.

                            -end-

                           Schedule I

                    Innovex Responsibilities

1. Innovex will provide the following Innovex Personnel to comprise the Sales Force:

     (a)  Territory Representatives (as defined in Schedule III,
          Section 1);

     (b)  Field Managers (as defined in Schedule III, Section 2);

     (c)  National Sales Manager (as defined in Schedule III, Section
          3); and

     (d)  Project Administrator.

2.   Innovex   will  be  responsible  for  recruitment  and   re-
     recruitment of the Innovex Personnel, in accordance with the Innovex 10 step hiring process. CVT will not be involved in the interviewing, selection or hiring of Innovex Personnel.

3. Innovex will only hire qualified Innovex Personnel, defined as meeting a hiring profile to be established by the JCC.

4. Innovex will manage all employer obligations in connection with the employment of Innovex Personnel, including, but not limited to, discipline and termination of employees. Innovex shall provide administrative resources for Field Managers, and communication between Innovex and the Innovex Personnel. CVT will not be involved in the management or supervision of Innovex Personnel.

5. Training: Innovex shall be responsible for training the Sales Force regarding the Promotional Materials, disease and therapeutic areas, Product knowledge, Product marketing strategy and regional management in the Territory, Product recalls, reporting complaints and adverse events. The training will be conducted in a manner so as to meet or exceed the minimum training standards agreed to by the Parties and in accordance with all laws, rules, regulations and policies, including but not limited to the AMA Guidelines on Gifts to Physicians.

6. Innovex shall be responsible for equipping the Sales Force with computer hardware and software needed to carry out the promotion of the Product. All Innovex Personnel assigned to the Sales Force will receive a laptop computer and printer with interface cable. Innovex shall bear the cost of the hardware and software, including appropriate licenses and training, configuration, and replication/data line access. Innovex shall bear the costs of upgrades to hardware or software as it deems necessary for successful promotion of the Product. In addition, Innovex shall establish and bear the costs of help desk support for the hardware and software it provides.

7. Innovex will provide the Sales Force the Innovex Territory Management System ("ITMS") or other comparable sales force automation system and email/voice mail systems which will include components for call reporting, expense reporting, physician prescribing, Sample tracking, call history, sales and market-share reporting, customized reports and communications. These systems shall be of similar quality and effectiveness to that which Innovex provides to its other clients. Innovex will make reasonable efforts to enable a reasonable number of CVT personnel to have access to and be able to link into the ITMS and email/voicemail systems used by the Sales Force.

8.   Innovex shall be responsible for equipping the Field
     Managers with facsimile machines as needed to carry out the promotion of the Product.

9. All promotional and detailing activities and obligations undertaken by Innovex Personnel and the Sales Force hereunder shall be performed in accordance with the Marketing Plan. No Innovex Personnel shall create Promotional Materials or other written materials relating to the Product without first submitting those materials to CVT for and obtaining CVT's written approval prior to use. Innovex Personnel and the Sales Force shall make no statements, claims or undertakings to any person with whom they discuss or promote the Product that are inconsistent with the Promotional Materials. Promotional activities shall be in compliance with all applicable laws, rules, and regulations and policies. The Innovex Personnel and the Sales Force shall not offer, pay, solicit or receive any remuneration to or from physicians or prescribers or health facilities, in order to induce referrals of or purchase of the Product. The Innovex Personnel and the Sales Force shall have no direct contact with, nor shall the Innovex Personnel and the Sales Force be involved with the delivery of the Product to patients of physicians, other than delivery of Samples directly to physicians or practitioners authorized to prescribe the Product in the Territory. Innovex shall permit CVT to accompany Territory Representatives on sales calls from time to time with reasonable advance notice.

10. Innovex shall provide monthly project management reports to CVT in Innovex's standard form within fifteen (15) business days after the end of each month.

11. Innovex shall be responsible for the Product Launch meeting, POA meetings and national, regional or district meetings.

12. Innovex shall distribute the Samples provided by CVT through a combination of the Sales Force and by mail, as directed in the Marketing Plan and in accordance with recordkeeping and other requirements of the PDMA.

13.  Innovex shall be responsible for establishment of Sales
     Force targets and level of activity against these targets.
     Targeting should take into account the Minimum Sales Force
     Commitment and the Marketing Plan.

14. Innovex shall have developed for it, in accordance with the Minimum Sales Force Commitment and the Marketing Plan and provide to the Sales Force, customer listings and territory mapping, alignment and optimization.

15. Innovex shall provide the Sales Force with CVT business cards.

                           Schedule II
               CVT Responsibilities & Obligations
                        CVT Sales Project

1. CVT shall ensure that the CVT sales, marketing and medical personnel are fully briefed as to the complementary role of the Innovex Personnel and ensure cooperation with the Innovex
     Personnel.

2.   CVT shall be responsible for:

          "    Communications within CVT and from CVT to Innovex.
          "    Handling all aspects of order processing and fulfillment,
               invoicing and collection, Product supply, inventory and receivables.

                          Schedule III

                        Role Definitions

1.   Territory Representative

     RESPONSIBILITIES AND DUTIES:

     "    Generates sales within an assigned territorial boundaries.
     "    Maintains current and prospective customer profiles and
          information.
     "    Keeps current with Product, competitor products, and market knowledge.
     "    Maintains a professional image for CVT and the Product at
          all times.
     "    Organizes territory-planning to meet sales and call goals.
     "    Provides sales presentations: individual one-on-one, groups, in-services.
     "    Maintains Sample inventories, distributes Samples, complies with Sample accountability procedures and policies.
     "    Participates in all training programs.
     "    Completes and submits in a timely manner all accountability and expense reports. Monitors that Product is appropriately stocked by local distribution centers, hospitals and pharmacies.
     "    Monitors that Product is on hospital formularies.
     "    Attends trade shows as directed by National Sales Manager.

     SKILLS:

     "    Initiative
     "    Persuasiveness/Sales ability
     "    Planning and Organizing
     "    Individual Leadership/Influencing
     "    Teamwork/Collaboration
     "    Motivational Fit

2.   Field Manager

     "    Attains sales objectives within assigned districts.
     "    Deploys resources to maximize district sales potential.
     "    Implements CVT Product strategies within district.
     "    Maintains District budgets and accurate records on all sales activities.
     " Makes regular field visits to develop, train, supervise, motivate and monitor Territory Representative performance; completes field contact reports.
     " Makes final hiring decision; training and evaluation of Territory Representatives.
     " Documents and recommends all disciplinary actions to include warnings, suspensions, probation, terminations.
     "    Communicates with CVT management on a regular basis.
     "    Submits a formal monthly report to Innovex National Sales
          Manager.
     " Assists in the planning and delivery of initial training course.
     " Assists in the planning and delivery of POA or trimester meetings.

     " Monitors that Product is on managed care formularies that are within the Field Manager's district.

3.   National Sales Manager

     "    Hires, trains develops and evaluates Field Managers.
     "    Develops, supervises, motivates and monitors performance of
          Field Managers.
     "    Maintains project budgets.
     "    Monitors days worked and directs Field Managers accordingly.
     " Prepares and submits monthly summary report to Innovex and CVT management Serves as key point of contact for CVT.
     "    Approves all Sales Force disciplinary actions.
     "    Develops   initial  training  program  for  Territory
          Representatives and Field Managers.
     " Coordinates POA or trimester meetings; plans and conducts meetings with CVT and its region management.
     " Coordinates submissions for national managed care formularies.
     " Directs coordination of Field Manager and Territory Representatives to attend trade shows as appropriate.

                  SALES AND MARKETING AGREEMENT


                              among

                     CV THERAPEUTICS, INC.,

                          INNOVEX INC.,

                               and

                  QUINTILES TRANSNATIONAL CORP.

                     Table Of Contents
                                                               Page

ARTICLE 1   SERVICES OVERVIEW; INNOVEX EXCLUSIVITY              1
     1.1  Definitions                                           1
     1.2  Overview; CVT Engagement of Innovex                   1
     1.3  Innovex Exclusive Rights                              1
     1.4  Retained Rights by CVT                                2
     1.5  Additional Indications                                2
ARTICLE 2   COMMITTEES                                          2
     2.1  Joint Steering Committee ("JSC")                      2
     2.2  Joint Commercialization Committee ("JCC")             3
     2.3  Agendas and Minutes for the JSC and JCC               4
     2.4  Innovex Attendance at JCC as a Billable Expense       4
     2.5  No Authority to Modify Agreement                      4
ARTICLE 3   MARKETING PLAN; DETERMINATION OF FULLY BURDENED
            COST                                                5
     3.1  Marketing Plan                                        5
     3.2  Plan Contents                                         5
     3.3  Determination of Fully Burdened Cost                  5
ARTICLE 4   INNOVEX RESPONSIBILITIES                            6
     4.1  Covenant to Operate under the Agreement; General
          Diligence Requirement                                 6
     4.2  Pre-Approval Responsibilities                         6
     4.3  Post-Approval Responsibilities                        7
     4.4  Fully Dedicated Sales Force                           7
     4.5  Minimum Requirements                                  7
     4.6  Training Requirements                                 8
     4.7  Innovex Responsibilities                              8
     4.8  Records and Reports Regarding Promotional
          Activities                                            8
     4.9  Performance Audits                                    8
     4.10 Other Responsibilities                                8
ARTICLE 5   CVT'S RESPONSIBILITIES AND OBLIGATIONS              8
     5.1  Regulatory Affairs                                    8

     5.2  Pre-Approval Marketing Activities                     9
     5.3  Obligation to Provide Samples                         9
     5.4  Sales and Distribution                               10
     5.5  CVT Responsibilities                                 10
ARTICLE 6   TRAINING; ADVERTISING AND PROMOTIONAL MATERIALS    10
     6.1  Training Programs                                    10
     6.2  Advertising and Promotional Materials                10
ARTICLE 7   REGULATORY ISSUES AND COMPLAINTS                   11
     7.1  Ownership of Regulatory Filings and Compliance       11
     7.2  Communication with the FDA and Other Regulatory
          Agencies                                             11
     7.3  New Developments Relating to the Product             12
     7.4  Product Recalls                                      12
     7.5  Adverse Event Reporting Procedures                   12
     7.6  Product Inquiries; Complaints                        12
     7.7  Database of Clinical Trial Data                      12
ARTICLE 8   EQUITY & LOAN ARRANGEMENTS; MILESTONE PAYMENT      12
     8.1  Equity Stake                                         13
     8.2  Pre-Approval Line of Credit                          13
     8.3  First Year Sales Loan                                13
     8.4  Milestone Payment                                    13
ARTICLE 9   COMPENSATION                                       13
     9.1  Sales and Marketing Fee                              13
     9.2  Penalty for Shortfall of Innovex Effort              14
     9.3  Start-Up Sales Force Costs                           15
     9.4  Reports of Sales, Fully Burdened Cost, Sales and
          Marketing Fee                                        15
     9.5  Post-Term Royalty                                    16
     9.6  Payments                                             16
     9.7  Non-Monetary Consideration                           17
ARTICLE 10  ACCOUNTING; INVOICING AND PAYMENT                  17
     10.1 Accounting                                           17

     10.2 Invoicing Procedure; Additional Services; Standard
          Terms Not Part of this Agreement                     17
     10.3 Obligation to Pay for Innovex Pre-Approval
          Marketing Activities                                 17
     10.4 Payment of Invoices                                  17
     10.5 Penalty for Late Payment                             18
     10.6 Record-Keeping and Financial Audits                  18
ARTICLE 11  REPRESENTATIONS AND COVENANTS                      19
     11.1 Mutual Authority                                     19
     11.2 Conformance with Laws                                19
     11.3 Rights in Product                                    20
     11.4 Record Maintenance                                   20
     11.5 Firewall                                             20
     11.6 No Use of Names or Trademarks                        20
     11.7 Year 2000 Compliance                                 20
     11.8 NDA Filing                                           21
ARTICLE 12  CONFIDENTIALITY                                    21
     12.1 Confidential Information                             21
     12.2 Ownership of Data; No License                        22
     12.3 Survival                                             22
ARTICLE 13  INDEMNIFICATION                                    22
     13.1 Indemnification by CVT                               22
     13.2 Indemnification by Innovex                           22
     13.3 Procedure                                            23
     13.4 No Consequential Damages                             23
     13.5 CVT Responsibility for Product Description           23
     13.6 Insurance                                            23
ARTICLE 14  TERM AND TERMINATION                               24
     14.1 Term                                                 24
     14.2 Material Breach                                      24
     14.3 NDA Filing; No Product Approval                      24

     14.4 Failure to Achieve Certain Net Sales                 24
     14.5 Permitted CVT Co-Promotion Agreement                 25
     14.6 Loss of Product Rights by CVT                        25
     14.7 Bankruptcy                                           25
     14.8 Accrued Rights                                       25
     14.9 Right to Receive Data                                26
     14.10Survival                                             26
ARTICLE 15  SALES FORCE CONVERSION                             26
     15.1 Right to Convert Sales Force                         26
     15.2 Transition Plan                                      26
     15.3 CVT Determination                                    26
     15.4 Compensation                                         26
     15.5 Proprietary Information                              27
ARTICLE 16  DISPUTE RESOLUTION                                 27
     16.1 Disputes                                             27
     16.2 Governing Law                                        27
ARTICLE 17  MISCELLANEOUS                                      27
     17.1 Condition Subsequent                                 27
     17.2 Return of Materials                                  28
     17.3 Nonsolicitation of Employees                         28
     17.4 Publicity                                            28
     17.5 Business Days                                        28
     17.6 Entire Agreement; Amendment                          28
     17.7 Force Majeure                                        28
     17.8 Notices                                              29
     17.9 Consents Not Unreasonably Withheld or Delayed        29
     17.10Maintenance of Records                               30
     17.11United States Dollars                                30
     17.12No Strict Construction                               30
     17.13Assignment                                           30

     17.14Performance by Affiliates                            30
     17.15Counterparts                                         30
     17.16Further Actions                                      30
     17.17Severability                                         30
     17.18Ambiguities                                          31
     17.19Headings                                             31
     17.20No Waiver                                            31

EXHIBIT A
     DEFINITIONS                                              A-1

EXHIBIT B
     MARKETING PLAN OUTLINE                                   B-1

EXHIBIT C
     COST ALLOCATION FOR POST-APPROVAL MARKETING ACTIVITIES   C-1

EXHIBIT D
     SALES LEVELS FOR SECTION 14.4                            D-1

EXHIBIT E
     MUTUAL PRESS RELEASE                                     E-1

SCHEDULE I
     INNOVEX RESPONSIBILITIES                                SI-1

SCHEDULE H
     CVT RESPONSIBILITIES & OBLIGATIONS, CVT SALES PROJECT  SII-1

SCHEDULE III
     ROLE DEFINITIONS                                      SIII-1

An extra section break has been inserted above this paragraph. Do not delete this section break if you plan to add text after the Table of Contents/Authorities. Deleting this break will cause
Table of Contents/Authorities headers and footers to appear on any pages following the Table of Contents/Authorities.



[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.